Exhibit (a)(1)(A)

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                                  BLUEFLY, INC.

           OFFER TO EXCHANGE ELIGIBLE VESTED OUTSTANDING STOCK OPTIONS

                                       FOR

                             RESTRICTED STOCK AWARDS

                                       and

          OFFER TO EXCHANGE ELIGIBLE UNVESTED OUTSTANDING STOCK OPTIONS

                                       FOR

                           DEFERRED STOCK UNIT AWARDS

--------------------------------------------------------------------------------

                  THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
           AT 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 23, 2007,
                           UNLESS WE EXTEND THE OFFER.

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         THIS DOCUMENT CONSTITUTES PART OF THE SECTION 10(A) PROSPECTUS
             RELATING TO THE BLUEFLY, INC. 2005 STOCK INCENTIVE PLAN

                   THE DATE OF THIS OFFER IS JANUARY 25, 2007

         Bluefly, Inc. (also referred to as "Bluefly," the "Company," "we," "us" or "our") is offering eligible employees and non-employee directors the opportunity to exchange, on a grant-by-grant basis: (a) their outstanding eligible stock options that were vested as of August 31, 2006 for restricted stock awards consisting of the right to receive restricted common stock of the Company (these awards are also referred to as "Restricted Stock Awards"); and
(b) their outstanding eligible stock options that were not vested as of August 31, 2006 for deferred restricted stock unit awards consisting of rights to receive common stock of the Company on specified dates subsequent to vesting (these awards are also referred to as "Deferred Stock Unit Awards"). Promptly following acceptance of the offer, we will grant the Restricted Stock Awards and the Deferred Stock Unit Awards under our 2005 Stock Incentive Plan (the "2005 Plan"). The offers set forth herein are referred to as the "offer" or "this offer" and we sometimes refer collectively to the Restricted Stock Awards and the Deferred Stock Unit Awards as the "Replacement Awards."

         You are eligible to participate in the offer if (a) you are an employee or non-employee director of Bluefly on the date of this offer, (b) you have neither ceased to be an employee or non-employee director nor have submitted or received a notice of termination of employment prior to the expiration of this offer and (c) you own eligible options. Unless extended, this offer will expire at 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007. Our chief executive officer, Melissa Payner-Gregor and our chief financial officer, Patrick C. Barry may not participate in this offer. Ms. Payner-Gregor and Mr. Barry have already exchanged certain of their employee stock options for restricted stock awards and deferred stock unit awards pursuant to the terms of their employment agreements executed on November 14, 2006. A summary of the terms of such exchanges is attached to this offer to exchange as Appendix C, which is incorporated by reference herein.

         Options eligible for exchange in this offer are outstanding options granted under the 2005 Plan, our Amended and Restated 1997 Stock Option Plan or our 2000 Stock Option Plan that have an exercise price per share that is greater than $1.50.

         For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may tender for exchange any one or more of your eligible options or none at all. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

         The number of Restricted Stock Awards and Deferred Stock Unit Awards to be granted in exchange for each eligible option surrendered in this offer will be determined based upon an exchange ratio. We have established the exchange ratio for each eligible option, depending on its exercise price and vesting period. The exchange ratio applicable to each category of options is described in Question 28 and Section 2 of Part III. Separate from this offer to exchange, you will receive a Letter of Transmittal containing an individual statement of options. Your statement identifies each of the options you currently hold which has an exercise price greater than $1.50 and the exchange ratio that will apply to the option if it meets the requirements for eligibility on the date the offer expires. An exchange ratio represents the number of shares of common stock subject to an eligible option that will be canceled, should you choose to tender that option in this offer, for each right to one share of common stock under a Replacement Award that would be granted to you. Any fractional unit will be rounded to the nearest whole number. Your statement indicates for each of the options listed the number of shares of common stock that would be covered by your Replacement Award if the option is exchanged.

         Until Restricted Stock Awards have vested, they remain subject to restrictions on transfer and to forfeiture if your employment terminates. If and when the Restricted Stock Awards vest, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, company securities trading policies and any other legal requirements. In the case of Deferred Stock Unit Awards, until they have vested, they remain subject to forfeiture if your employment terminates. Once they have vested, although they will cease to be subject to forfeiture if your employment terminates, they will not be delivered to you until a later date which is specified in the Replacement Award and referred to herein as the "Delivery Date." The advantage of this deferred delivery of the shares is that there will be no tax consequences to you until the shares have been delivered to you other than employment taxes (e.g. Social Security and Medicare) (see Section 14 of
Part III). On the Delivery Date of each Deferred Stock Unit Award, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, company securities trading policies and any other legal requirements.

         All Replacement Awards will be subject to the terms of the 2005 Plan and an award agreement between you and Bluefly.

         Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive any Replacement Awards, and your outstanding options will remain outstanding according to their existing terms and conditions.

         IF YOU WANT TO EXCHANGE ANY OF YOUR ELIGIBLE OPTIONS, BEFORE OUR OFFER EXPIRES YOU MUST COMPLETE, SIGN AND DATE THE FORM OF LETTER OF TRANSMITTAL THAT WE HAVE PROVIDED TO YOU AND DELIVER THE LETTER OF TRANSMITTAL TO US ACCORDING TO THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

         TO INFORM YOURSELF ABOUT OUR OFFER, YOU SHOULD:

         o read this whole document, the Letter of Transmittal, the 2005 Plan and the forms of award agreement, because they contain important information;

         o review the individual statement of options attached as Annex A to your Letter of Transmittal;

         o consider the questions and answers in the Summary Term Sheet which starts on page 1; and

         o call Kara Jenny or send an e-mail to optionexchange@bluefly.com, if you have questions about our offer or need another copy of this document or any of the other documents listed above.

                                   ----------

         We are making this offer upon the terms and conditions described in this offer to exchange, the Letter of Transmittal and Notice of Withdrawal. The offer is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

         Shares of our common stock are quoted on the Nasdaq Capital Market under the symbol "BFLY," and on the Boston Stock Exchange under the symbol "BFL." On January 22, 2007, the closing price of one share of common stock on the Nasdaq Capital Market was $1.11. We recommend that you get current market prices for our common shares before deciding whether to exchange your eligible options.

                                IMPORTANT NOTICE

         Although our Board of Directors has approved this offer, neither we, nor our Board of Directors, makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, Bluefly has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

         You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 17 of Part III of this document, any official question and answer session organized by our management team, or any other authorized communications from Bluefly made generally available to eligible employees and non-employee directors, as no other representations or information have been authorized by Bluefly. You also may wish to consult with your own advisors, including your tax advisor, before making any decisions regarding the offer.

         The Replacement Awards we are offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of Bluefly and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and our Current Reports on Form 8-K filed since December 31, 2005, each of which has been filed with the Securities and Exchange Commission and is available at its website at www.sec.gov.

         The statements in this document concerning the eligible options, the 2005 Plan and the Replacement Awards are summaries of the material terms but are not complete descriptions of the eligible options, the 2005 Plan, or the Replacement Awards. The stock plans under which the eligible options were granted (the 2005 Plan, our Amended and Restated 1997 Stock Option Plan and our 2000 Stock Option Plan), and the forms of award agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this document is also an exhibit). See Section 17 of Part III of this document for additional information regarding the Schedule TO.

         Our offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option holders in such jurisdiction.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
I. SUMMARY TERM SHEET............................................................................................1

         HOW THE OPTION EXCHANGE PROGRAM WORKS...................................................................1
         BACKGROUND AND PURPOSE OF THE OFFER....................................................................11
         DURATION OF THE OFFER..................................................................................13
         HOW TO ELECT TO PARTICIPATE............................................................................14
         U.S. FEDERAL INCOME TAX CONSIDERATIONS.................................................................15
         HOW TO GET MORE INFORMATION............................................................................19

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER.................................................................19

         ECONOMIC RISKS.........................................................................................19
         TAX-RELATED RISKS FOR U.S. RESIDENTS...................................................................21
         BUSINESS-RELATED RISKS.................................................................................22

III. THE OFFER .................................................................................................23

         Section 1. Eligibility.................................................................................23
         Section 2. Number of Shares of Restricted Stock and Deferred Stock Units; Expiration Date..............23
         Section 3. Purpose of the Offer........................................................................25
         Section 4. Procedures for Tendering Options............................................................25
         Section 5. Withdrawal Rights and Change of Election....................................................27
         Section 6. Acceptance of Options for Exchange and Issuance of Restricted Stock Awards and Deferred
                 Stock Unit Awards..............................................................................28
         Section 7. Conditions of the Offer.....................................................................30
         Section 8. Price Range of Our Common Stock.............................................................32
         Section 9. Source and Amount of Consideration; Terms of Restricted Stock Awards and Deferred Stock
                 Unit Awards....................................................................................32
         Section 10. Information Concerning Bluefly, Inc........................................................37
         Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options..39
         Section 12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer........41
         Section 13. Legal Matters; Regulatory Approvals........................................................42
         Section 14. Material U.S. Federal Income Tax Consequences..............................................42
         Section 15. Extension of Offer; Termination; Amendment.................................................46
         Section 16. Fees and Expenses..........................................................................47
         Section 17. Additional Information.....................................................................47
         Section 18. Forward-Looking Statements.................................................................48

APPENDIX A SCHEDULE OF EXCHANGE RATIOS..........................................................................50

APPENDIX B INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS  OF  BLUEFLY, INC.............................51

APPENDIX C SUMMARY OF THE EXCHANGES OF MELISSA PAYNER-GREGOR AND PATRICK C. BARRY...............................52

                              I. SUMMARY TERM SHEET

         The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of the offer. You should read all of this document, the Letter of Transmittal, the Notice of Withdrawal, our 2005 Stock Incentive Plan (the "2005 Plan") and the forms of award agreements, because they contain the full details of our offer and the terms of the Replacement Awards, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

         This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

         o      How the Option Exchange Program Works

         o      Background and Purpose of the Offer

         o      Duration of the Offer

         o      How to Elect to Participate

         o      U.S. Federal Income Tax Considerations

         o      How to Get More Information

         References in this document to the "Bluefly," the "Company," "we," "us" and "our" mean Bluefly, Inc., and references to the time "the offer expires" mean 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007, or, if we extend the offer period, any later date that we specify. References to the "offer to exchange" mean this document and its appendices. References to the "offer" or the "program" mean the option exchange program described in the offer to exchange. References to dollars ("$") are to United States dollars.

HOW THE OPTION EXCHANGE PROGRAM WORKS

1.       WHAT IS THE OFFER?

         Beginning on January 25, 2007 and ending at 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007 (or such later date to which we may extend the offer) each eligible employee and non-employee director (described in Question 2 below) may decide to exchange eligible options (described in Question 4 below) that were vested as of August 31, 2006 for restricted stock awards consisting of the right to receive restricted common stock of the Company upon vesting (these awards are also referred to as "Restricted Stock Awards"), and eligible options that were not vested as of August 31, 2006 for deferred restricted stock unit awards consisting of rights to receive common stock of the Company on specified dates subsequent to vesting (these awards are also referred to as "Deferred Stock Unit Awards" and together with Restricted Stock Awards, the "Replacement Awards") (described in Questions 10 and 11 below). If you are an eligible employee or non-employee director and have eligible options that were vested as of August 31, 2006, you will receive Restricted Stock Awards in exchange for such options. If you are an eligible employee or non-employee director and have eligible options that were not vested as of August 31, 2006, you will receive Deferred Stock Unit Awards in exchange for such options. The number of Replacement Awards an eligible employee or non-employee director will receive in exchange for an eligible option will be determined by the exchange ratio (described in Question 14 below) applicable to that option. Replacement Awards will be subject to a new vesting schedule (described in Questions 15 and 16 below), even if the options tendered in the exchange program currently are fully vested.

         Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive any Replacement Awards, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2.       AM I ELIGIBLE TO PARTICIPATE?

         Only "eligible employees and non-employee directors" may participate in this offer. Generally, you are eligible if you are an employee or non-employee director of Bluefly on Friday, February 23, 2007 and are still an employee or non-employee director (even if on an approved leave of absence) on the date on which the tendered options are canceled and Replacement Awards are granted. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer (see Section 1 of Part III).

3.       WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE TENDERED OPTIONS ARE
CANCELED?

         If you tender options for exchange under this offer, but before the tendered options are canceled your employment with Bluefly terminates for any reason or you receive or submit a notice of termination, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an "at-will" employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

4.       WHICH OPTIONS MAY I EXCHANGE?

         Only "eligible options" may be exchanged under this program. Eligible options are outstanding options granted under the 2005 Plan, our Amended and Restated 1997 Stock Option Plan or our 2000 Stock Option Plan having an exercise price per share that is greater than $1.50. Any options that you previously tendered for exchange but which have an exercise price that is $1.50 or less will not be eligible for exchange and automatically will be excluded from the offer. You should review the individual statement of options attached as Annex A to your Letter of Transmittal provided to you in connection with this offer to exchange. It lists all of your options which have an exercise price greater than $1.50 and are therefore eligible for exchange (see Section 2 of Part III).

5.       IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Eligible options you elect to exchange under this program will be canceled promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be canceled and will remain outstanding at their existing exercise prices and under their existing terms (see Section 6 and Section 12 of Part III).

6. I HAVE MORE THAN ONE ELIGIBLE OPTION. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE?

         No. You may exchange one or more of your eligible options or none at all. However, if you choose to tender an eligible option for exchange, you must tender the entire outstanding, unexercised portion of that option. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option that you properly tender (see Section 2 of Part III).

7.       MAY I TENDER UNVESTED OPTIONS?

         Yes. Your eligible options do not need to be vested in order for you to participate in the offer. However, if you choose to tender a particular outstanding eligible option, you must tender the entire eligible option, both the vested and unvested portions. As described above, you will receive Restricted Stock Awards for options that were vested as of August 31, 2006 and are properly tendered in the offer, and Deferred Stock Unit Awards for options that were not vested as of August 31, 2006 and are properly tendered in the offer.

8.       MAY I TENDER AN OPTION THAT I HAVE ALREADY EXERCISED IN FULL?

         No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

9.       WHAT IS A STOCK OPTION?

         A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or "exercise," price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an "in-the-money" option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an "out-of-the-money" or an "underwater" option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and many of them have, for some time been, "out-of-the-money."

10.      WHAT ARE RESTRICTED STOCK AWARDS?

         Restricted Stock Awards consist of awards for a specified number of shares of our common stock. Until Restricted Stock Awards have vested, they remain subject to forfeiture upon termination of employment and restrictions on transfer. If and when the shares vest, they will no longer be "restricted," and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, company securities trading policies and any other legal requirements (see Section 9 of Part III). The form of Restricted Stock Award agreement is included as an exhibit to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this offer to exchange is also an exhibit). Holders of Restricted Stock which are covered by the Restricted Stock Award have the right to vote and, subject to the vesting of the Restricted Stock Award, to receive any dividends which may be declared on the Restricted Stock. Such dividends will be set aside for you and paid once the Restricted Stock Award has vested. Keep in mind, however, that we have never declared or paid cash dividends on our Common Stock, and do not anticipate paying them in the foreseeable future.

11.      WHAT ARE DEFERRED STOCK UNIT AWARDS?

         In contrast to Restricted Stock Awards, Deferred Stock Unit Awards granted pursuant to this offer are not actual shares of Bluefly common stock.
Rather, they represent the right to receive shares of our common stock on a future date. Each Deferred Stock Unit covered by a Deferred Stock Unit Award represents the right to receive one share of common stock on a future date, which we refer to as the "Delivery Date." Until the Deferred Stock Unit has vested, it remains subject to forfeiture upon termination of employment. Once vested, the underlying share of common stock is not delivered until the Delivery Date. Each Deferred Stock Unit will be settled by the issuance of one share of Bluefly common stock on the Delivery Date. The advantage of this deferred delivery of the shares is that there will be no tax consequences to you until the Delivery Date other than employment taxes (e.g. Social Security and Medicare) (see Section 14 of Part III). Until the Delivery Date, Deferred Stock Units remain subject to restrictions on transfer. Shares you receive on the Delivery Date will no longer be "restricted," and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, company securities trading policies and any other legal requirements (see Section 9 of Part III).

         The form of Deferred Stock Unit Award agreement is included as an exhibit to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this offer to exchange is also an exhibit).

         Since holders of Deferred Stock Unit Awards will not be Bluefly stockholders as a result of holding such Replacement Awards, the Deferred Stock Units do not entitle their holders to vote at meetings of Bluefly stockholders. Any dividends which may be declared on the stock underlying the Deferred Stock Units, whether in stock or cash, shall be credited to additional Deferred Stock Units, which will be subject to the same vesting, payment and other conditions as are the Deferred Stock Units to which such dividends relate.

         Once the Deferred Stock Units are delivered and the underlying shares of common stock are issued to the holder, the holder will become and have all of the rights of a Bluefly stockholder (such as voting and dividend rights).

12. WHAT IS THE PRINCIPAL DIFFERENCE BETWEEN STOCK OPTIONS AND RESTRICTED STOCK AWARDS OR DEFERRED STOCK UNIT AWARDS?

The rates of a stock option's appreciation and depreciation resulting from fluctuations in the prevailing market price of the underlying shares exceed those of Replacement Awards of equivalent value. Additionally, with respect to stock options, when the market price of the underlying shares declines below the applicable option exercise price, as it has in the case of the options eligible to participate in this offer, the option has no realizable value. In contrast, Restricted Stock Awards and Deferred Stock Unit Awards continue to have value even if the market price of our stock has declined below its value at the time of grant. Essentially, the eligible options you now hold (because their underlying shares are greater in number than the Restricted Stock Awards or Deferred Stock Unit Awards, as the case may be, for which they can be exchanged) may have greater potential value in the event our common stock price increases significantly, but the Replacement Awards you would receive if you choose to participate in the offer (because they require no purchase price payment) will likely have greater value if our common stock price does not increase significantly, provided you hold the Replacement Awards for the applicable vesting period. The options you hold may never be "in the money" (see Question
9) and therefore may never have any actual value to you.

13. DO I HAVE TO PAY ANY MONEY TO RECEIVE SHARES OF RESTRICTED STOCK, DEFERRED STOCK UNITS OR THE SHARES ISSUED IN SETTLEMENT OF THE REPLACEMENT AWARDS?

         No. You will not be required to pay any money to receive Restricted Stock or Deferred Stock Units under the exchange offer for the shares of our common stock to be issued in settlement of vested Restricted Stock or Deferred Stock Units. However, you will be responsible for paying all applicable taxes in connection with the Restricted Stock and Deferred Stock Units and sale of shares of our common stock (see Questions 46 through 50 below and Section 14 of Part
III).

14.      IF I PARTICIPATE, HOW MANY REPLACEMENT AWARDS WILL I RECEIVE?

         The number of shares covered by Replacement Awards that we are offering in exchange for each eligible option is determined by an exchange ratio established for that option. The exchange ratio applicable to each of your eligible options is set forth in the individual statement of options attached as Annex A to your Letter of Transmittal. A complete schedule of exchange ratios is attached to this document as Appendix A ("Schedule of Exchange Ratios"). We will not issue any fractional shares of Restricted Stock or Deferred Stock Units. Accordingly, any exchange that would result in a fractional unit under the applicable exchange ratio will be rounded (with 0.5 rounded up) to the nearest whole unit. (See Question 28 and Section 2 of Part III.)

15.      WHEN WILL MY RESTRICTED STOCK VEST?

         All shares of Restricted Stock received in exchange for eligible options will be subject to a new one-year vesting schedule that will commence on the date on which the Restricted Stock Award is granted. We will grant Restricted Stock Awards promptly following the expiration of the offer in exchange for properly tendered options. All Restricted Stock Awards you receive in the offer will be unvested as of the grant date and will require a minimum period of one year of employment from the grant date for full vesting of the award, provided, however, if you timely file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a "Section 83(b) Election"), then the restrictions on your Restricted Stock Award will lapse with respect to the number of shares needed to satisfy any tax withholding on the date that the Company receives your Section 83(b) Election.

16.      WHEN WILL MY DEFERRED STOCK UNITS VEST?

         All Deferred Stock Units received in exchange for eligible options will be subject to a new vesting schedule that will commence on the date on which the Deferred Stock Units are granted. We will grant Deferred Stock Units promptly following the expiration of the offer in exchange for properly tendered options. All Deferred Stock Units you receive in the offer will be unvested as of the grant date and will require a minimum period of two years of employment from the grant date for full vesting of the award. The length of the vesting schedule applicable to each Deferred Stock Unit Award will depend on the remaining vesting period of the option as of the date it is canceled in exchange for Deferred Stock Units, as follows:

         FINAL VESTING DATE OF ELIGIBLE        TOTAL VESTING PERIOD OF
       OPTION AS OF DATE OF CANCELLATION         DEFERRED STOCK UNIT
      -----------------------------------   -----------------------------
             Prior to August 31, 2007                  2 years
           On or after August 31, 2007                 3 years

         Each Deferred Stock Unit Award will vest in substantially equal quarterly installments over the applicable vesting period, subject to your continued employment with Bluefly. If your employment with us terminates before all of your Deferred Stock Units have vested, you will forfeit any Deferred Stock Units that remain unvested on the date your employment terminates (see
Section 9 of Part III).

17. WHAT WILL I RECEIVE WHEN MY RESTRICTED STOCK AWARD VESTS AND MY DEFERRED STOCK UNIT AWARD IS DELIVERED?

         Restricted Stock Awards granted to eligible employees and non-employee directors will be settled on a one-to-one basis in shares of Bluefly common stock on, or as soon as practicable following, their vesting date. Eligible employees and non-employee directors who are granted Deferred Stock Units will receive a right to receive shares of Bluefly common stock when the Deferred Stock Units vest. Deferred Stock Units will only be settled on a one-to-one basis in shares of Bluefly common stock on the Delivery Date. If you are an eligible employee exchanging eligible options and you elect to satisfy your income and employment tax withholding obligations that arise in connection with the vesting of your award through a share withholding procedure further described in Question 49 below, the number of shares you retain in the case of a Restricted Stock Award or the number of shares you receive on the Delivery Date in the case of a Deferred Stock Unit Award, will be reduced by a number of whole shares whose value is equal to or less than the amount of the tax withholding obligation (see Question 49 below and Sections 9 and 14 of Part III). Non-employee directors receiving Replacement Awards are generally not subject to income or employment tax withholding.

18. WHEN WILL THE SHARES OF COMMON STOCK UNDERLYING MY DEFERRED STOCK UNIT AWARD BE DELIVERED?

         The shares of common stock underlying your Deferred Stock Unit Award will be delivered on the Delivery Date. The Delivery Date will be the date on which the earliest to occur of the following occurs:

                                           DELIVERY DATE
                    ------------------------------------------------------------
                    o 2 years from the date of grant (with respect to Deferred Stock Units exchanged for eligible options with a vesting date prior to August 31, 2007)

                          OR

                          3 years from the date of grant (with respect to Deferred Stock

                          Units exchanged for eligible options with a vesting date on or after August 31, 2007)

                    o     Death

                    o The date on which the employee is "disabled" (as such term is defined in Section 409A(a)(2)(C) of the Internal Revenue of 1986, as amended (referred to as the "Code") and the official guidance issued thereunder)

19. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED UNDER MY RESTRICTED STOCK AWARD AND DEFERRED STOCK UNIT AWARD?

         The shares of Bluefly common stock issued under the Replacement Awards will be issued under the 2005 Plan. As provided by the 2005 Plan, up to 1,652,000 shares subject to eligible options that are tendered to and accepted by us for cancellation under this option exchange program will be added to the share authorization under that plan. A portion of such shares will be used to provide for the shares issuable pursuant to the Replacement Awards granted under the program.

20. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE ALL OF MY REPLACEMENT AWARDS VEST?

         You will generally forfeit any Replacement Awards that are not vested on the day you stop being an employee for any reason. Any vested shares you hold under a Restricted Stock Award or shares of common stock that you have already received pursuant to Deferred Stock Unit Awards while you are a Bluefly employee are yours to keep even after you leave Bluefly. In addition, in the event that you have vested Deferred Stock Unit Awards for which you have not yet received the underlying shares of common stock as of the time you leave Bluefly, you will receive those shares on the Delivery Date even though you are no longer an employee of the Company. If you elect to keep (i.e., to not tender) all or some of your eligible options, the provisions of your option agreements generally provide that you have a limited period of time after your final day of employment with us to exercise your stock options to the extent that they are vested prior to your final day of employment. If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

         If you intend to retire or quit before your Restricted Stock Award or Deferred Stock Unit Award vests, you should carefully consider whether or not to participate in the offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your currently vested options for a period of time after your employment ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any Replacement Awards that have not vested at the time your employment ends (see Section 9 of Part
III).

21.      IF I PARTICIPATE, WHEN WILL I RECEIVE MY AWARD AGREEMENT?

         Replacement Awards will be granted promptly following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to provide Replacement Award recipients with an award agreement, as soon as practicable following the grant date. You should note that receiving your award agreement does not mean that you will be entitled to receive immediately the underlying shares of Bluefly common stock. Rather, you will not become entitled to receive shares of common stock until your Replacement Award vests and in the case of Deferred Stock Units, the Delivery Date (see Questions 15 and 16).

22.      WHAT HAPPENS ONCE I RETURN MY EXECUTED AWARD AGREEMENT?

         Shortly after we receive your executed award agreement, we will notify AST Equity Plan Solutions (which is our stock incentive plan administrator) of the number of Replacement Awards you have received. Through AST Equity Plan Solutions, you will be able to view your Replacement Awards, and to monitor your vesting dates, much as you can do now with stock options that we have previously granted to you. In the case of Restricted Stock Awards, on the vesting date, if you do not make a Section 83(b) Election or on the date we receive your Section 83(b) Election if you so elect, and in the case of Deferred Stock Unit Awards, on the Delivery Date, your AST Equity Plan Solutions account will automatically reflect the shares of common stock subject to your Replacement Award which have vested or which have been delivered on that date, in accordance with this offer. You will not be able to transfer your vested or delivered shares of common stock to any other account until you have paid or otherwise provided for your minimum income and employment tax withholding amounts. However, you will be able to immediately sell all or a portion of your vested shares of common stock under a Restricted Stock Award or delivered shares of common stock under a Deferred Stock Unit Award from your AST Equity Plan Solutions account, subject to compliance with applicable securities laws, company securities trading policies and any other legal requirements. If you have previously paid all of your income and employment tax obligations (see Question 49), then all proceeds from the sale of any such shares will be yours to keep. If you have not paid your income and employment tax obligations, then proceeds in an amount necessary to satisfy your minimum income and employment tax withholding amounts will first be paid to us so that we may satisfy our tax withholding obligations with respect to such vested or delivered portion of your award. As soon as your income and employment tax obligations have been satisfied in full, you may sell or transfer such vested or delivered shares without restriction or deduction, subject to compliance with applicable securities laws, company securities trading policies and any other legal requirements.

23.      WILL MY REPLACEMENT AWARDS EVER EXPIRE?

         Unlike stock options, Restricted Stock Awards and Deferred Stock Unit Awards do not expire. Instead, if you are still an employee of Bluefly on your vesting date and you received a Restricted Stock Award pursuant to this offer, your shares will become vested shares on the vesting date. Similarly, if you are still an employee of Bluefly on each of your quarterly vesting dates and you received Deferred Stock Unit Awards in this offer, you will receive shares of common stock in settlement of the portion of your Deferred Stock Units Awards that vest on each such date on the applicable Delivery Date. See also the answers to Questions 15, 16, and 18.

24.      WHAT HAPPENS UPON MY DEATH OR DISABILITY?

         Upon your death or becoming "disabled" (as such term is defined in Section 409A(a)(2)(C) of the Code), any unvested portion of your Replacement Award will be forfeited and any shares underlying your vested Deferred Stock Unit Award will be delivered.

25.      WHAT HAPPENS IF BLUEFLY IS ACQUIRED BY ANOTHER COMPANY?

         If we are acquired by another company after we accept and cancel your tendered options and grant you Replacement Awards but before the vesting of all of your Replacement Awards, 100% of the unvested portion of your Restricted Stock Award will vest and you will receive Bluefly common stock (see Question
17) upon the change in control and will be treated the same as our other stockholders in the transaction.

         The vesting and delivery of the unvested portion of your Deferred Stock Unit Award will depend on whether the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement. If the successor company elects not to assume or continue our obligations under your Deferred Stock Unit award agreement, you will forfeit the unvested portion of your Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer. If the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the type of security and the number of shares covered by the Deferred Stock Unit Awards would be determined by the acquisition or merger agreement between us and the acquiror based on the same principles applied to the handling of shares of our common stock that are outstanding at the time of the merger or acquisition. If holders of our common stock were to receive securities of the acquirer in such a transaction, you may receive Deferred Stock Units for more or fewer shares of the acquiror's stock than the number of shares that you would receive in this exchange offer if no acquisition had occurred. The number of shares of the acquirer that you would receive for your Replacement Award would be determined by the ratio at which our common stock is converted into the acquirer's stock in connection with such transaction. If we are acquired by another company solely for cash and the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the Deferred Stock Units Awards would continue to vest and be delivered according to your Deferred Stock Unit award agreement (see Questions 16 and 18), and your Deferred Stock Units would represent a right to receive upon vesting and/or delivery the cash you would have received had you been a Bluefly stockholder at the time of the acquisition.

         If we are acquired by another company, that company may decide to terminate some or all of our employees before their Deferred Stock Unit Awards vest in full. In that case, terminated employees would forfeit the unvested portion of their Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer. Under the terms of the 2005 Plan, the Compensation Committee of our Board of Directors may provide for the further acceleration of vesting and settlement of Deferred Stock Unit Awards to such extent as it determines, but it is generally under no obligation to do so (see Section 9 of Part III).

         If you received Restricted Stock Awards or Deferred Stock Unit Awards in the offer and we are acquired by another company after the issuance of shares of common stock underlying your Restricted Stock Award or delivery of shares of common stock underlying your Deferred Stock Unit Award to you, you will be a Bluefly stockholder and treated the same as our other stockholders in the transaction.

26. ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO EXCHANGE MY OPTIONS?

         Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document ("Certain Risks of Participating in the Offer").

27.      WHAT HAPPENS IF BLUEFLY'S STOCK PRICE INCREASES DURING THE OFFER?

         If our stock price increases during the offer, you may want to exercise some of your options or even decide that you do not want to participate in the offer. If you want to exercise any of your options that may be eligible for exchange and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election, you cannot exercise eligible options with respect to which an election to exchange has been made unless you first withdraw your previous election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 4 of
Part III.

28.      WHY SHOULD I CONSIDER PARTICIPATING IN THE OFFER?

         If you participate in the offer, the number of Replacement Awards you receive will be less than the number of shares underlying the options that you surrender. The number of Replacement Awards to be received in exchange for the surrender of eligible options is based on an exchange ratio set on the date that this offer commenced, as described in the answer to Question 14 and Section 2 of
Part III.

         The exchange ratio applicable to each eligible option was determined by the Board of Directors on the basis of a number of factors and represents a significant discount to the Black-Scholes option valuation for your eligible options (a valuation methodology which recognizes a number of factors in valuing stock options, including the relevant stock price and its volatility, the exercise price of the option, a risk free interest rate and the remaining life of the option).

         The eligible options that you hold might never be "in-the-money" (see Question 9) and, therefore, may never have any actual value to you. On the other hand, you should recognize that, while the Replacement Awards have a much greater likelihood of having value when (and if) you sell the underlying stock, you will run a risk of not vesting in the Replacement Awards before you want to sell the underlying shares of our common stock.

         Some examples may assist you:

         o If you have an eligible option for 1,000 shares at an exercise price of $2.00 per share that was fully vested as of August 31, 2006, with a remaining contractual term of approximately five years, and the applicable exchange ratio is two option shares for each one Restricted Stock Award, you could elect to surrender this option and receive 500 shares of Restricted Stock. Your Restricted Stock Award would vest over a period of one year measured from its grant date (see Question 15 if you make a Section 83(b) Election for vesting). You would not be able to sell any shares until one year has elapsed after the grant date, when your Restricted Stock Award would vest. At that time, if the market price per share of our common stock is, for example, $1.50, you could sell the vested portion of your award shares for $750 (i.e., 500 shares x $1.50).

         o If you chose to retain your option rather than exchange it for Restricted Stock under this scenario, you would not have been able to exercise the option for any value because, at an exercise price of $2.00, it would have remained "out-of-the-money." It is possible that the price of our common stock will never rise above $2.00 during the life of the option. If that happens, you will not be able to exercise and sell the underlying shares at a profit. However, if at the end of the same one-year period used in the example above, the market price per share of our common stock climbs to $5.00, rather than $1.50, your unexercised option would be worth $3,000 (i.e., 1,000 shares x ($5.00 - $2.00)). Assuming the same facts, if you exchanged this option for Restricted Stock at the offered two-to-one exchange ratio, and have not previously sold the award shares, they would be worth only $2,500 (i.e., 500 shares x $5.00) at the end of the one-year period.

         Had the Replacement Award consisted of Deferred Stock Units, the same example would apply, except that the Deferred Stock Units would vest in quarterly installments over a period of two or three years and not be delivered to you until the end of the second or third year.

         The foregoing examples assume that, if you are an employee of the Company, you remain employed by the Company through the applicable vesting date. In addition, none of the foregoing takes into account the tax effects of any of the transactions, which are described in Questions 46 - 50.

         Again, you should keep in mind that, if you choose to participate in this offer and receive Replacement Awards, you will be exchanging stock options that are already vested either in full or in part for Replacement Awards that will be completely unvested at grant and will have a minimum period of one year for full vesting (see Question 15).

         To illustrate the significance of vesting on Restricted Stock, consider the first example above (which again does not take into account tax effects) in which the price of our common stock remains at $1.50 per share throughout the one-year vesting period of the Restricted Stock. As explained above, the Restricted Stock Award would yield more than the stock options, since the options, with an exercise price of $2.00 per share, would remain out-of-the-money for the entire period, while the shares underlying the Restricted Stock Award could be sold for a total of $750 (i.e., 500 shares x $1.50). However, now assume that the stock price rises to $3.00 per share prior to the vesting date one year after the grant date, and then declines to $1.50 per share for the remainder of the one-year vesting period. Under those assumptions, you would have lost the opportunity to realize $1,000 (i.e., 1,000 shares x ($3.00 -- $2.00)) for your stock options (assuming you exercised them and sold the stock at $3.00 per share), in exchange for Restricted Stock worth only $750 on the day they vest. Moreover, if your employment with the Company terminates prior to the time your Restricted Stock Award vests in full, you will not realize any value from the unvested portion of the award, which you will forfeit.

         In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, each of which has been filed with the Securities and Exchange Commission and is available at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this offer to exchange is also an exhibit).

29.      ARE THERE CONDITIONS TO THE OFFER?

         Yes. The offer is subject to a number of conditions that are described in Section 7 of Part III. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

30.      WHY IS BLUEFLY MAKING THIS OFFER?

         As a result of a general decline and significant volatility in our stock price over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. The purpose of this offer is to promote the interests of our stockholders by strengthening our ability to motivate and retain valued employees. We believe that this offer will help motivate and retain employees because it provides them with an equity stake in the Company in a form that may be better suited to the current market for our common stock (see Section 3 of Part III).

31. WHY DID BLUEFLY CHOOSE TO OFFER THIS EXCHANGE FOR RESTRICTED STOCK AND DEFERRED STOCK UNITS RATHER THAN REPRICING ELIGIBLE OPTIONS OR GRANTING NEW OPTIONS?

         Our Board of Directors considered a variety of alternatives to address the issues of the significant number of out-of-the-money options. The Company also retained a compensation consulting firm to provide it with independent advice in this regard. Ultimately, the Board determined that some option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with the Replacement Awards and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. Additionally, by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders (see
Section 3 of Part III).

32.      HOW DID BLUEFLY  DETERMINE  WHAT WE WOULD  RECEIVE IN EXCHANGE  FOR OUR
OPTIONS?

         We considered the potential benefits of a number of alternatives, as well as their related costs to Bluefly, and determined that the alternative reflected in this offer could provide value and incentives in a manner that we believe would further the interests of our stockholders. Similar to our option holders, many of our stockholders have suffered significant declines in the value of their equity positions in Bluefly, and there is no way to compensate them for their losses other than through rebuilding our stock price. We believe this program provides our employees with incentives to accomplish this objective while keeping the cost to Bluefly of doing so at what we believe to be an acceptable level.

33. WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE REPLACEMENT AWARDS WHEN I HAVE ALREADY HELD MANY OF MY OPTIONS THROUGH THE REQUIRED PERIODS?

         Two of the principal purposes of our equity programs are to align the interests of our employees with those of our stockholders and to retain the services of our employees. We believe that anything shorter than a one-year vesting period for Restricted Stock and a two-year vesting period for Deferred Stock Units would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested options for unvested Restricted Stock (see Questions 15 and 26).

34.      WILL THERE BE ADDITIONAL EQUITY GRANTS IN THE FUTURE?

         The Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to eligible employees and non-employee directors will be evaluated periodically, subject to the sole discretion of the Committee.

35.      IS IT  LIKELY  THAT A  SIMILAR  OFFER  TO THIS  ONE WILL BE MADE IN THE
FUTURE?

         While our Compensation Committee evaluates our compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.

36.      DOES OUR BOARD OF DIRECTORS HAVE A RECOMMENDATION ABOUT THIS OFFER?

         Our Board of Directors is not making a recommendation about this offer. Although the Compensation Committee of the Board and our Board of Directors have approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, nor the Compensation Committee, nor our Board of Directors, are making any recommendation to employees as to whether or not to accept this exchange offer.

37.      IS THERE ANY INFORMATION REGARDING BLUEFLY THAT I SHOULD BE AWARE OF?

         Yes. Your decision as to whether to accept or reject this offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. In addition, before making your decision to tender your eligible options, you should carefully review the information about Bluefly discussed in Part II ("Certain Risks of Participating in the Offer") and in
Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

38.      WHAT ARE THE ACCOUNTING CONSEQUENCES TO BLUEFLY OF MAKING THIS EXCHANGE
OFFER?

         Our stock option grants historically had no impact on our earnings but, with the adoption of FASB Statement No. 123(R), the fair value of our option grants has been expensed since January 1, 2006. Restricted Stock Awards and Deferred Stock Unit Awards must also be expensed for financial accounting purposes. In connection with the issuance of Restricted Stock Awards and Deferred Stock Unit Awards in exchange for tendered options that we accept for cancellation, we will incur compensation costs for any incremental difference in fair value between the Replacement Awards and the tendered options exchanged for Replacement Awards.

DURATION OF THE OFFER

39. HOW LONG WILL THIS OFFER REMAIN OPEN? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         This offer begins on January 25, 2007 and is scheduled to expire on Friday, February 23, 2007, at 11:59 p.m., Eastern Standard Time. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date (see
Section 15 of Part III).

40. IF THE OFFER IS EXTENDED, HOW WILL THE EXTENSION AFFECT THE DATE ON WHICH REPLACEMENT AWARDS WILL BE GRANTED?

         If we extend the offer and you elect to participate in it, you must properly tender any eligible option you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your Replacement Award will be granted, promptly following the extended expiration.

HOW TO ELECT TO PARTICIPATE

41.      WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

         You will be required to timely submit your election to participate in the exchange offer by completing, signing and dating the Letter of Transmittal you will receive in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal (you may request an additional copy of the Letter of Transmittal using the contact information in Section 4 of Part III). Your election to exchange will be effective only if you have properly submitted a Letter of Transmittal before the offer expires, and have not withdrawn your election (see Section 4 of Part III).

42. DO I HAVE TO RETURN THE LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

         No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this offer. If you do not return the Letter of Transmittal, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.

43. IF I ELECT TO EXCHANGE MY OPTIONS BY SUBMITTING AN ELECTION TO PARTICIPATE, CAN I CHANGE MY MIND?

         Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting to us the Notice of Withdrawal you will receive in connection with this offer to exchange (you may request an additional copy of the Notice of Withdrawal using the contact information in Section 4 of Part III). If you then decide to make a new election, you must request and submit a new Letter of Transmittal to do so. Your election to withdraw must be received before the offer expires. If we have not accepted your tendered options by February 23, 2007, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options (see Section 5 of Part III).

         Keep in mind that any options you may have tendered for exchange that do not have an exercise price that is greater than $1.50 will be ineligible to participate and automatically excluded from the offer. Therefore, you would not need to submit a Notice of Withdrawal to withdraw any such options from the offer (see Question 4 and Section 2 of Part III).

44.      WILL BLUEFLY ACCEPT ALL OPTIONS TENDERED FOR EXCHANGE?

         We will accept all options that are properly tendered for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 11:59 p.m., Eastern Standard Time on the first business day after the offer expires (i.e., if the expiration date is February 23, 2007, this communication will be no later than February 26, 2007). The communication may be made orally, by written or electronic notice or by public announcement (see Sections 6 and 15 of Part III).

45. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THIS OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not elect to participate in the offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any Replacement

Awards. The offer will not result in any changes to the terms of your current options (see Section 4 of Part III).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

46. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES AT THE TIME OF THE EXCHANGE IF I PARTICIPATE IN THE OFFER?

         We believe that our employees and directors who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for Restricted Stock Awards (unless the employee voluntarily files a Section 83(b) Election, as described below) or for Deferred Stock Unit Awards. However, see the response to Question 47 for the U.S. federal income tax consequences of your Restricted Stock Award and see the response to Question 48 for the U.S. federal income tax consequences of your Deferred Stock Unit Award.

47. WHAT ARE THE U.S. FEDERAL INCOME AND EMPLOYMENT TAX CONSEQUENCES OF MY RESTRICTED STOCK AWARD?

         Generally, employees and directors subject to U.S. income taxation will not recognize taxable income upon the grant of restricted stock, as these awards will be considered subject to a substantial risk of forfeiture for federal income tax or employment tax (e.g., Social Security and Medicare) purposes. However, employees and directors who make a Section 83(b) Election will recognize ordinary income for federal income and employment tax purposes in an amount equal to the fair market value of such shares on the date of grant.

         In order to make your Section 83(b) Election, you may use the blank form and suggested cover letter, which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. To make the election properly, you must send the completed form within thirty (30) days after the grant date by registered mail to the Internal Revenue Service Center where you file your tax returns. You should include two copies of the cover letter, and a self addressed stamped envelope, so that the IRS can return a copy of the cover letter, stamped as having been received to you. You are also required to attach a copy of the completed form with your income tax return for the year in which you make the Section 83(b) Election. Finally, a copy of the Section 83(b) Election must be provided to Bluefly.

         The decision to make a Section 83(b) Election is a highly technical one, and should include, among other considerations, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued service with Bluefly and corresponding vesting of your shares. The benefit of filing a Section 83(b) Election is that, you will realize no additional compensation income when the shares vest, and will instead recognize capital gain or loss with respect to the shares when they are sold. However, a potential risk of filing the Section 83(b) Election is that if you have paid tax on shares that are forfeited, you would not be entitled to a refund of, or an offsetting deduction for, the taxes you already paid.

         You are urged to consult with your personal financial and tax advisors before making a Section 83(b) Election. If you decide to make a Section 83(b) Election, you must do so through an appropriate filing with the U.S. Internal Revenue Service no later than 30 days after the date of grant of your Restricted Stock Award. You must also deliver a copy of such election to Bluefly.

         If an employee does not file the Section 83(b) Election within 30 days of the date of grant of the employee's Restricted Stock Award, then the employee will recognize ordinary income (like salary) as shares under the Restricted Stock Award vest, in an amount equal to the then fair market value of such shares.

         Regardless of whether you file an Section 83(b) Election, we will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Capital Market on the applicable date(s) on which your shares are subject to tax. The ordinary income resulting from the grant of the shares in your Restricted Stock Award (or on the vesting dates if a Section 83(b) Election is not timely filed) will be reflected in the Form W-2 or Form 1099 reported to the Internal Revenue Service for the year of the transfer or vesting of the shares, as applicable. At the time that you recognize ordinary income, such income will be subject to all applicable income and employment (including Social Security and Medicare, as discussed more fully in Section 14 of Part III) taxes required by federal, state, local or foreign law to be withheld with respect to that income (See Question 49 and Section 14 of Part
III). Generally, non-employee directors will not be subject to such withholding.

         Upon the sale or disposition of shares acquired under a Restricted Stock Award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their transfer date (or on the vesting date if the employee or director does not timely files a Section 83(b) Election) will be taxed as a capital gain or loss. Such gain or loss will be long-term if the shares were held for more than one year following their transfer date (or on the vesting date if the employee or director does not timely files a Section 83(b) Election).

48. WHAT ARE THE U.S. FEDERAL INCOME AND EMPLOYMENT TAX CONSEQUENCES OF MY DEFERRED STOCK UNIT AWARD?

         Employees and directors subject to U.S. income taxation will generally recognize no taxable income for federal income tax purposes upon the grant or vesting of a Deferred Stock Unit Award. You will, however, recognize ordinary income upon delivery of the vested shares in an amount equal to the fair market value of those shares. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Capital Market on the applicable date. The ordinary income resulting from the delivery of the units will be reflected in the Form W-2 or Form 1099 reported to the Internal Revenue Service for the year of the delivery of the units. At the time that you recognize ordinary income, such income will be subject to all applicable income taxes required by federal, state, local or foreign law to be withheld with respect to that income. (See Question 49 and Section 14 of Part
III). Generally, non-employee directors will not be subject to such withholding.

         Upon the sale of shares acquired under a Deferred Stock Unit Award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their delivery date will be taxed as a capital gain or loss. Such gain or loss will be long-term if you held the shares for more than one year following their delivery date.

49.      HOW WILL U.S. INCOME AND EMPLOYMENT TAX WITHHOLDING BE HANDLED?

         As of the date the employee timely files a Section 83(b) Election, in the case of a Restricted Stock Award (or on the vesting date if the employee or director does not timely file a Section 83(b) Election), and on the delivery date, in the case of a Deferred Stock Unit Award, employees will recognize taxable income for federal tax purposes. Employment taxes (including Social Security and Medicare), in the case of a Restricted Stock Award, will become due at the same time income is recognized for federal income tax purposes; however, in the case of a Deferred Stock Unit Award, employment taxes will become due on the applicable vesting date, if different from the delivery date. This means that we will have an obligation to withhold applicable income and employment taxes required by federal, state, local or foreign law to be withheld at such time or times. Until you have satisfied the applicable tax withholding requirements, we will have no obligation to release shares to you. Generally, non-employee directors will not be subject to tax withholding.

         An employee must satisfy applicable income and employment tax obligations on the employee's Restricted Stock Award at the time the Company receives the employee's Section 83(b) Election (or on the vesting date if the employee does not timely file a Section 83(b) Election). In order to satisfy the tax obligation, the Company will withhold shares from your Restricted Stock Award necessary to satisfy such withholding on the applicable date, provided you so elect on the Tax Withholding Election Form, a form of which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. We refer to this withholding election as "Net Delivery." Any such shares withheld on a Net Delivery basis will no longer be subject to forfeiture; thus, even if you forfeit your Restricted Stock Award you will not be required to repay the Company for the tax withheld from your Restricted Stock Award. Also please be aware if you elect Net Delivery and you make a Section 83(b) Election which the Company receives after the grant date, you may incur a capital gain or capital loss upon the disposition of the shares so withheld, depending on the difference in the price of our Common Stock on such dates. The Company will not withhold the amount of any capital gain tax due.

         Additionally, with respect to Restricted Stock Awards, an employee may satisfy such obligation on the applicable dates by selecting one of the two alternatives set forth in the following paragraph. Please note, income tax withholding may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the Restricted Stock Award.

         With respect to Deferred Stock Unit Awards and Restricted Stock Awards, we are offering you two alternatives to satisfy your applicable income and employment tax obligations that arise upon the delivery date of shares in your award. Please note, income tax withholding may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the shares delivered to you. The alternatives for employees are as follows:

         o You may elect to sell a portion of your vested shares on the delivery date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election and are not an executive officer, AST Equity Plan Solutions will automatically sell on the delivery date (or on the next business day if the applicable date is not a day on which the markets are open for trading), the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us. If you make this election and are an executive officer, you must make separate arrangements to do so through your personal securities broker.

         o You may elect to pay us, on or before the third business day following the delivery date of the Deferred Stock Units, the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling such vested or delivered shares in your AST Equity Plan Solutions account until we have received your check.

You will be required to make a separate election for each Deferred Stock Unit Award or Restricted Stock Award, as applicable, that you receive in the exchange program at the time you receive your applicable agreement(s). This election will be made by submitting to us a Tax Withholding Election Form, a form of which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each applicable date on which your award would be subject to taxation. However, if you elect to sell vested shares in accordance with the first alternative described above after having established the required trading plan described below which you must establish during a period in which you are permitted to trade in Company securities under our securities trading policies, you may change this election for any applicable vesting or Delivery Date by notifying us in writing at least 30 days prior to such date that you wish to pay the required withholding taxes by delivering a personal check in accordance with the second alternative above. This election can be made by mailing or faxing to us a form we will provide for this purpose. If you have elected to sell delivered shares to pay withholding taxes and do not notify us in writing at least 30 days prior to the applicable delivery date that you wish to pay by check, or if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the third business day following the applicable delivery date, we will be authorized to instruct AST Equity Plan Solutions to sell on your behalf a number of delivered shares as described in the first alternative above sufficient to satisfy your entire income and employment tax obligation.

         If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies. A written trading plan is an agreement between you and AST Equity Plan Solutions that directs AST Equity Plan Solutions to sell on each applicable date (or the next business day thereafter) a specified number of shares which have been delivered under a Deferred Stock Unit Award (or vested under a Restricted Stock Award). The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment, if any, withholding tax obligation arising on the applicable date. You must establish your trading plan at a time when you are otherwise permitted to trade in Company securities under our securities trading policies. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your Replacement Award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. Insider employees who elect to sell delivered or in the case of Restricted Stock Awards, vested shares to satisfy their income and employment, if any, tax withholding obligations will not be permitted to change this election in order to pay such required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on an applicable vesting or delivery date (or the next business day thereafter), we will withhold, in the manner described below, shares that would otherwise be released to you on the applicable date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the applicable date, an amount sufficient to satisfy any unsatisfied portion of your income and employment tax withholding obligation unless you pay such amount to us by personal check.

         In addition to the methods described above, we may, at our discretion, permit or require satisfaction of any income and employment tax withholding requirements by withholding from the number of shares of our common stock delivered under your Deferred Stock Unit Award or vested under a Restricted Stock Award, a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested or delivered by the combined minimum statutory income and employment tax withholding rates applicable to you. You would be required to pay by personal check any additional required withholding income and employment tax related to a fractional share. Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the delivery or vesting date an amount sufficient to satisfy any unsatisfied portion of your required income and employment tax withholding.

         If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will authorize us to instruct AST Equity Plan Solutions to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

50.      ARE THERE OTHER TAX CONSEQUENCES TO WHICH I MAY BE SUBJECT?

         Depending on where you live, there may be additional state or local taxes imposed on your Restricted Stock Award, and/or Deferred Stock Unit Award.

HOW TO GET MORE INFORMATION

51.      WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should call Kara Jenny or send an e-mail to optionexchange@bluefly.com.

         In addition to these resources, we also plan to arrange for a question and answer session about this exchange program. This session will not be a solicitation, and we will not make or authorize any recommendations whatsoever with respect to the offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

                 II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on February 28, 2006, highlight the material risks of investing in our company in general and participating in this offer in particular. Eligible employees and non-employee directors should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read the rest of this offer to exchange.

ECONOMIC RISKS

THE VALUATION METHODOLOGY UTILIZED TO DETERMINE THE EXCHANGE RATIOS DOES NOT NECESSARILY REFLECT THE ACTUAL VALUE OF THE OPTIONS.

         The offer is intended to result in the grant of Replacement Awards having a value that, on a grant-by-grant basis, is related to, but less than, the aggregate value of the eligible option surrendered in the offer for those Replacement Awards. Our valuation of the options eligible for exchange in the offer is based on a different valuation methodology from what is utilized in the preparation of our pro-forma option expense disclosures in the notes to our consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. The exchange ratio was set by our Compensation Committee based on a number of factors, including, without limitation, (a) an analysis by a third party compensation consultant (the "Third Party Consultant") of the value of an option, based upon an proprietary expansion of the Black-Scholes option pricing model that takes into account, among other things, stock price, volatility, the term of the option and a risk-free interest rate, (b) an analysis by the Third Party Consultant of the value of a Replacement Award, (c) a recommendation by the

Third Party Consultant not to offer an exchange for options with an exercise price below $1.50 and (d) the fact that the same exchange ratios were used in employment agreement extensions recently negotiated with our Chief Executive Officer and Chief Operating Officer/Chief Financial Officer.

         You should be aware that option valuation is not an exact science. Even experts can disagree on the correct methodologies and assumptions to use for any particular option valuation exercise. The methodologies and assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and/or the final exchange ratios may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED, INCLUDING IF WE ARE ACQUIRED BY OR MERGE WITH ANOTHER COMPANY, YOUR CANCELED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT AWARDS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

         We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the Replacement Awards you receive under this offer.

         We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares.

         In addition, if we are acquired by another company for its shares of stock, then any stock you receive in connection with your vested Replacement Awards would be the acquiring company's stock (as opposed to Bluefly's) based on the exchange ratio in the acquisition. If we are acquired by another company solely for cash and the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the unvested Deferred Stock Units Awards would continue to vest and be delivered according to your Deferred Stock Unit award agreement (see Questions 16 and 18), and your Deferred Stock Units would represent a right to receive upon vesting and/or delivery the cash you would have received had you been a Bluefly stockholder at the time of the acquisition. If we are acquired by another company whose stock is not publicly traded, then your Deferred Stock Unit Awards would likely be for stock that is not publicly traded and which would be difficult to sell. Furthermore, if the acquiring company elects not to assume or continue outstanding Deferred Stock Unit Awards or substitute an equivalent award for the acquiring company's stock or elects to terminate your employment, then you will forfeit the unvested portion of your Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer and you would likely not receive any payment for the unvested portion of your Deferred Stock Unit Award. Option holders who do not tender their options in the offer will have their outstanding options treated in accordance with the terms of the plan under which they were granted, and if their options are assumed by a successor to Bluefly, those options would be priced in accordance with the terms of that transaction. This could potentially result in a greater financial benefit for those option holders who decided not to participate in this offer and who instead retain their original options.

IF YOU DO NOT HAVE AN EMPLOYMENT RELATIONSHIP WITH US FOR ANY REASON ON THE DATE YOUR REPLACEMENT AWARDS WOULD OTHERWISE VEST, INCLUDING AS THE RESULT OF A REDUCTION-IN-FORCE, YOU WILL FORFEIT ANY UNVESTED REPLACEMENT AWARDS.

         This means that if you quit for any reason, die, or we terminate your employment, with or without cause or notice, and you are not an employee on the date your Replacement Awards would vest, you will forfeit the unvested Replacement Awards and will not receive anything for the options you tendered and we canceled. This offer is not a guarantee of employment for any period. Your employment relationship with Bluefly (or a successor entity) may be terminated at any time by either you or us, with or without cause or notice, subject to any employment agreement you may have with Bluefly (or a successor entity).

         Although we have no current plans to do so, we could in the future undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of our employees. Should your employment relationship be terminated as part of any such reduction-in-force, you will not have the benefit of the canceled option or any unvested Replacement Awards.

         If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees. If you hold Restricted Stock Awards, 100% of the unvested portion of your Restricted Stock Awards will vest upon the change of control and your employment status will not affect the vesting of your Restricted Stock Award. If you hold Deferred Stock Unit Awards and do not have an employment relationship with Bluefly (or a successor entity) due to our being acquired or for any other reason following such an acquisition on the date your Deferred Stock Unit Awards would otherwise vest, you will forfeit the unvested portion of your Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer.

WE WILL NOT GRANT REPLACEMENT AWARDS TO YOU IF WE ARE PROHIBITED BY APPLICABLE LAWS OR REGULATIONS.

         Even if we accept your tendered options, we will not grant Replacement Awards to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, Securities and Exchange Commission rules, regulations or policies or Nasdaq Capital Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting Replacement Awards.

TAX-RELATED RISKS FOR U.S. RESIDENTS

GENERAL

         When the Bluefly stock, in the case of a Restricted Stock Award, is granted (or on the vesting date if the employee does not timely file a Section 83(b) Election), or, on the delivery date, in the case of a Deferred Stock Unit Award, you will generally recognize ordinary income equal to the fair market value of the shares. Any excess of the proceeds on a subsequent sale of the shares over their fair market value on the applicable grant, vesting or delivery date will be a capital gain, although you will be eligible for favorable long-term capital gain treatment only if you have held the shares for more than 12 months from the applicable grant, vesting or delivery date.

EMPLOYMENT TAXES

         In most cases, at the time we receive your Section 83(b) Election on your Restricted Stock Award (or on the vesting date if the employee does not timely file a Section 83(b) Election) or at the time shares under your Deferred Stock Unit Award vest, you will be responsible for Social Security, Medicare and similar employment taxes. To the extent you become responsible for the payment of Social Security and Medicare taxes, this generally would mean that 1.45% of the fair market value of the stock at such time would have to be withheld in payment of Medicare tax. While you are also potentially subject to the larger old age and survivor component of FICA (6.20%) at such times, this is true only to the extent your compensation has not exceeded the Social Security taxable wage base for that year ($97,500 for 2007) at such time.

TAX WITHHOLDING

         Non-employee directors receiving Awards are generally not subject to income or employment tax withholding.

         With respect to federal income tax required to be withheld from the income of an employee, we will generally be required to withhold at the rate of 25%, as required for supplemental compensation on the grant, vesting or delivery date, as applicable. Bluefly will be authorized under the 2005 Plan and your applicable Restricted Stock Award and/or Deferred Stock Unit Award agreement to either instruct a broker to sell on your behalf or withhold shares having a value equal to your tax withholding requirement from such shares or to deduct or cause to be deducted from one or more of your paychecks any taxes required by law to be withheld or paid with respect to your Restricted Stock Award and/or Deferred Stock Unit Award. Additionally, with respect to Restricted Stock Awards only, an employee may elect to satisfy the tax withholding requirement through Net Delivery, as more discussed more fully in Question 49.

         The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting or delivery of shares under your applicable award. You should consult with your own tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest or are delivered. Also, if you elect Net Delivery and you make a
Section 83(b) Election, you may be incur a capital gain or capital loss upon the disposition of the shares so withheld, depending on the difference in the price of our Common Stock on such dates. The Company will not withhold the amount of any capital gain tax due.

         You should review Section 14 of Part III carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

BUSINESS-RELATED RISKS

         For a description of risks related to Bluefly's business, please see the discussion of risks associated with our business under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

                                 III. THE OFFER

SECTION 1.        ELIGIBILITY.

         Employees and non-employee directors are "eligible employees and non-employee directors" if they are employees or non-employee directors of Bluefly on the date the offer commences and on the date on which the tendered options are canceled and Replacement Awards are granted; provided, however, that Ms. Payner-Gregor and Mr. Barry are not eligible to participate in the offer. Employees who are on medical, maternity, paternity, worker's compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the offer. However, an employee or non-director employee who resigns or receives a "notice of termination" (as defined below), as applicable, at any time before the date on which tendered options are canceled is not eligible to participate in the offer. For purposes of this offer, an employee will have received a "notice of termination" if the employee has received a written notice that Bluefly intends to take the necessary steps to end the employee's employment relationship or, in accordance with local laws, the employee has received an offer, filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee's employment relationship with Bluefly. If you are currently considered an "at-will" employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

         Our chief executive officer, Melissa Payner-Gregor and our chief financial officer, Patrick C. Barry, have already exchanged certain of their employee stock options for restricted stock awards and deferred stock unit awards pursuant to the terms of their employment agreements executed on November 14, 2006. A summary of the terms of such exchanges is attached to this offer to exchange as Appendix C, which is incorporated by reference herein.

SECTION 2.        NUMBER OF SHARES OF RESTRICTED STOCK AND DEFERRED STOCK UNITS;
EXPIRATION DATE.

         We are offering to exchange Replacement Awards, which will result upon vesting and delivery in the release to participants of shares of Bluefly common stock, par value $.01 per share, for options to purchase our common stock held by eligible employees and non-employee directors that were granted under the 2005 Plan, our Amended and Restated 1997 Stock Option Plan and our 2000 Stock Option Plan (collectively, the "Eligible Plans") and that have exercise prices greater than $1.50. Any options that you previously tendered for exchange but which have an exercise price that is not greater than $1.50 will not be eligible for exchange and will be automatically excluded from the offer. Our offer is subject to the terms and conditions described in this offer to exchange, the Letter of Transmittal and the Notice of Withdrawal.

         As of January 22, 2007, options to purchase approximately 5,417,116 shares of our common stock were outstanding under the Eligible Plans. Of these, options held by eligible employees and non-employee directors to purchase approximately 1,652,000 shares of our common stock have exercise prices greater than $1.50 per share and are thus potentially eligible to participate in this offer. Assuming all such options are properly tendered for exchange, we will issue approximately 918,125 Replacement Awards.

         You may tender for exchange any or all of your eligible options. However, if you choose to tender an eligible option, you must tender for exchange the entire outstanding, unexercised portion of that option, even if a portion of it was vested, and a portion was unvested, as of August 31, 2006. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange part but not all of any particular option grant. For example, if an eligible employee or non-employee director has received two individual option grants, both of which remain outstanding in their entirety and both of which were only partially vested as of August 31, 2006, consisting of
(a) an option to purchase 1,000 shares of common stock with an exercise price of $2.00 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $4.00, that employee may choose to exchange all or none of the option to purchase 1,000 shares with an exercise price of $2.00 (including both the portions that were vested and unvested as of August 31, 2006) and all or none of the option to purchase 1,000 shares with an exercise price of $4.00 (including both the portions that were vested and unvested as of August 31, 2006). In this example, the employee may not choose to exchange less than the entire option for 1,000 shares under either grant. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option that you properly tender.

         The number of Replacement Awards you will receive in exchange for a canceled eligible option will be determined by the exchange ratio applicable to that specific option. An exchange ratio represents the number of shares subject to an eligible option that will be canceled in exchange for the grant of one Replacement Award under this exchange program. For example, an exchange ratio of "3.0" means that for each three shares subject to an option we cancel, we will grant one Award. The Replacement Awards will be granted under, and will be subject to the terms and conditions of, our 2005 Plan and an award agreement between Bluefly and the eligible employee or non-employee director, as applicable.

         Separate from the offer to exchange, you should have received a Letter of Transmittal that contains an individual statement of options. This statement identifies each of the options you currently hold which has an exercise price greater than $1.50 and therefore is eligible for exchange and the exchange ratio that applies to each option. A complete schedule of exchange ratios is attached as Appendix A to this offer to exchange. If you did not receive or have misplaced your Letter of Transmittal, you may request another copy of your statement by telephoning Kara Jenny or by sending an e-mail to optionexchange@bluefly.com.

         We will not issue any fractional shares of Restricted Stock or Deferred Stock Units. Accordingly, any exchange that would result in a fractional unit will be rounded to the nearest whole number of Restricted Stock or Deferred
Stock Units (with 0.5 rounded up). For example, if an employee elects to exchange an eligible option to purchase 1,000 shares of our common stock and the exchange ratio applicable to that option is 4.5 (meaning that one unit will be issued for each 4.5 shares subject to the canceled option), that employee will receive a total of 222 units (i.e., 1,000 divided by the exchange ratio of 4.5 is 222.2 units, and rounded to the nearest whole number is 222 units).

         The exchange ratio was set by our Compensation Committee based on a number of factors, including, without limitation, (a) an analysis by the Third Party Consultant of the value of an option, based upon an proprietary expansion to the Black-Scholes option pricing model that takes into account, among other things, stock price, volatility, the term of the option and a risk-free interest rate, (b) an analysis by the Third Party Consultant of the value of a Replacement Award, (c) a recommendation by the Third Party Consultant not to offer an exchange for options with an exercise price below $1.50 and (d) the fact that the same exchange ratios were used in employment agreement extensions recently negotiated with our Chief Executive Officer and Chief Operating Officer/Chief Financial Officer.

         This valuation methodology is different from what we have used in valuing Bluefly options for required footnote disclosures in our financial statements. We chose the methodologies for the purposes of this offer to further our objectives in making the offer.

         The exchange ratio we have established for each eligible option represents, by design, a significant discount from the value of the eligible option, as determined using the Black-Scholes option pricing model. Thus, the aggregate value of the Replacement Awards that you will receive if you elect to participate in the offer will be significantly lower than the aggregate
Black-Scholes value of the eligible options you surrender for exchange. The exchange ratios used in this offer have been approved by our Board of Directors. Because option valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and the value of any Replacement Awards that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this offer to exchange as part of your overall determination of whether or not to participate in the exchange.

         This offer will expire on the expiration date. The term "expiration date" means 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007 unless we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will mean the latest time and date at which the offer expires. See Section 15 of Part III for a description of our rights to extend, delay, terminate and amend the offer.

SECTION 3.        PURPOSE OF THE OFFER.

         We are making this exchange offer for compensatory purposes.

         We granted options under the Eligible Plans to provide our employees an opportunity to acquire or increase a proprietary interest in Bluefly, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with Bluefly. However, in light of the general decline and significant volatility in the market price of our common stock over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives to our continuing employees and more closely align the interests of our employees with those of our stockholders in maximizing stockholder value.

         Although the Compensation Committee of our Board of Directors and the Board of Directors have approved this offer, they recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The Replacement Awards we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

SECTION 4.        PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS.

         To properly tender your options for exchange, you must timely submit an election to participate by completing, signing and dating the Letter of Transmittal provided to you in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal (you may request an additional copy of the Letter of Transmittal using the contact information in this Section 4). The Letter of Transmittal must be delivered via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

         Via Electronic Delivery: Scan the completed and signed Letter of Transmittal and e-mail it to optionexchange@bluefly.com.

         Via Facsimile:  To Bluefly, Inc., Attn: Kara Jenny, facsimile number +1
(786) 513-3736.

         Via Regular Mail, Overnight Courier or Hand Delivery: To Bluefly, Inc.,
Attn: Kara Jenny, 42 West 39th Street, New York, New York 10018, USA.

         Your election to exchange will be effective only after you properly submit a Letter of Transmittal before the offer expires.

         Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a "submitted election." To be timely, your election must be RECEIVED by us before the offer expires by delivery of a Letter of Transmittal as described above.

         THE METHOD OF DELIVERY OF YOUR LETTER OF TRANSMITTAL IS AT YOUR ELECTION AND RISK. YOUR LETTER OF TRANSMITTAL WILL BE EFFECTIVE UPON RECEIPT. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE WE RECEIVE IT IN TIME. WE INTEND TO ELECTRONICALLY CONFIRM OUR RECEIPT OF YOUR SUBMITTED ELECTION WITHIN TWO BUSINESS DAYS OF RECEIPT. IF YOU DO NOT RECEIVE CONFIRMATION OF OUR RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

         We will determine, in our sole discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

         YOUR CHOOSING TO PARTICIPATE AND OUR ACCEPTING YOUR OPTIONS CONSTITUTE AN AGREEMENT.

         If you elect to exchange your options by submitting a Letter of Transmittal in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer to exchange and the Letter of Transmittal. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

         EFFECT OF EXCHANGE ON OPTIONS.

         If you elect to exchange your eligible options and we accept such options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to enter into an award agreement governing the terms of your Award. If you do not elect to exchange your eligible options, you properly withdraw a previously submitted election, or any of the options you tender for exchange are not eligible because their exercise price is not greater than $1.50, you will not participate in the offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.

         QUESTIONS ABOUT THE OFFER.

         You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and copies of the Letter of Transmittal by telephoning Kara Jenny or sending an e-mail to optionexchange@bluefly.com.

SECTION 5.        WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

         You may withdraw your tendered options from the option exchange offer at any time before 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the offer.

         However, if we have not accepted and canceled your properly tendered options by 11:59 p.m., Eastern Standard Time, on Friday, February 23, 2007, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

         If your employment with us terminates prior to the expiration of the offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination. Similarly, any of the options you tender for exchange having an exercise price that is not greater than $1.50 will be ineligible to participate and automatically excluded from the offer. Such excluded options will remain outstanding and will be exercisable in accordance with their terms.

         Please note that, just as you may not tender only a part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other eligible options represented by different grants.

         To withdraw any or all of your tendered options, you must submit to us the Notice of Withdrawal provided to you in connection with this offer to exchange. The Notice of Withdrawal must be delivered via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

         Via Electronic Delivery: Scan the completed and signed Notice of Withdrawal and e-mail it to optionexchange@bluefly.com.

         Via Facsimile:  To Bluefly, Inc., Attn: Kara Jenny, facsimile number +1
(786) 513-3736.

         Via Regular Mail, Overnight Courier or Hand Delivery: To Bluefly, Inc.,
Attn: Kara Jenny, 42 West 39th Street, New York, New York 10018, USA.

         Your election to withdraw previously tendered options from the option exchange offer will be effective only after you properly submit a Notice of Withdrawal before the offer expires.

         If you later decide to make a new election to tender eligible options in this offer, you must request and submit a new Letter of Transmittal by following the instructions in Section 4. Please see Section 4 for the contact information you should use to request additional copies of the Letter of Transmittal or the Notice of Withdrawal. The final change to your elections that you submit to us prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

         You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a new properly completed and executed Letter of Transmittal before the offer expires.

         Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

         To be timely, your election to withdraw previously tendered options from this offer must be RECEIVED by us before the offer expires by delivery of a Notice of Withdrawal as described above.

         THE METHOD OF DELIVERY OF YOUR NOTICE OF WITHDRAWAL IS AT YOUR ELECTION AND RISK. YOUR NOTICE OF WITHDRAWAL WILL BE EFFECTIVE UPON RECEIPT. IN ALL
CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE WE RECEIVE IT IN TIME. WE INTEND TO ELECTRONICALLY CONFIRM OUR RECEIPT OF YOUR SUBMITTED ELECTION WITHIN TWO BUSINESS DAYS OF RECEIPT. IF YOU DO NOT RECEIVE CONFIRMATION OF OUR RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION.

SECTION 6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK AWARDS AND DEFERRED STOCK UNIT AWARDS.

         Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted by us pursuant to this offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Replacement Awards will be granted as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after Friday, February 23, 2007, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the Replacement Awards will be granted will be similarly delayed.

         We will not accept partial tender of an eligible option. However, you may tender the remaining portion of an eligible option that you have partially exercised.

         For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when we give notice to option holders of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the expiration date.

         All Replacement Awards will be granted under our 2005 Plan and will be subject to the terms and conditions of an award agreement between you and Bluefly. As promptly as practicable after the grant

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

date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO, but with all the blanks filled in). This agreement will be effective from and as of the grant date.

         IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF BLUEFLY ON THE EXPIRATION DATE, YOUR ELECTION TO EXCHANGE YOUR OPTIONS WILL
AUTOMATICALLY BE DEEMED TO HAVE BEEN WITHDRAWN AS OF THE DATE OF YOUR TERMINATION AND OUR OFFER WILL NOT AFFECT THE TERMS OF YOUR EXISTING OPTIONS.

         It is possible that, prior to the cancellation of options tendered for exchange and the grant of Replacement Awards, we might effect or enter into an agreement for a merger or other similar transaction in which Bluefly is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

         If we are acquired by another company after we accept and cancel your tendered options and grant you Restricted Stock Awards, but before the vesting of all of your Restricted Stock Awards, your Restricted Stock Awards will vest and be settled upon the change of control. If we are acquired by another company after we accept and cancel your tendered options and grant you Deferred Stock Unit Awards, but before the vesting of all of your Deferred Stock Unit Awards, the vesting and delivery of the unvested portion of your Deferred Stock Unit Award will depend on whether the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement. If the successor company elects not to assume or continue our obligations under your Deferred Stock Unit award agreement, you will forfeit the unvested portion of your Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer. If the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the type of security and the number of shares covered by the Deferred Stock Unit Awards would be determined by the acquisition or merger agreement between us and the acquiror based on the same principles applied to the handling of shares of our common stock that are outstanding at the time of the merger or acquisition. If holders of our common stock were to receive securities of the acquirer in such a transaction, you may receive Deferred Stock Units for more or fewer shares of the acquiror's stock than the number of shares that you would receive in this exchange offer if no acquisition had occurred. The number of shares of the acquirer that you would receive for your Replacement Award would be determined by the ratio at which our common stock is converted into the acquirer's stock in connection with such transaction. If we are acquired by another company solely for cash and the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the Deferred Stock Units Awards would continue to vest and be delivered according to your Deferred Stock Unit award agreement (see Questions 16 and 18), and your Deferred Stock Units would represent a right to receive upon vesting and/or delivery the cash you would have received had you been a Bluefly stockholder at the time of the acquisition.

         If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees. If you hold Restricted Stock Awards, 100% of the unvested portion of your Restricted Stock Awards will vest upon the change of control and your employment status will not affect the vesting of your Restricted Stock Award. If you hold Deferred Stock Unit Awards and do not have an employment relationship with Bluefly (or a successor entity) due to our being acquired or for any other reason following such an acquisition on the date your Deferred Stock Unit Awards would otherwise vest, you will forfeit the unvested portion of your Deferred Stock Unit Awards and would not receive stock or any other consideration for the options that were canceled in the exchange offer. Under the terms of the 2005 Plan, the Compensation Committee of our Board of Directors may provide for the acceleration of vesting and settlement of Replacement Awards to such extent as it determines, but it is generally under no obligation to do so.

SECTION 7.        CONDITIONS OF THE OFFER.

         Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

         o there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of Replacement Awards in exchange for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

         o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  o make the acceptance for exchange of, or the issuance of Replacement Awards for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  o delay or restrict our ability, or render us unable, to accept for exchange, or issue Replacement Awards for, some or all of the tendered options;

                  o        materially   impair  (such  as  by   increasing   the
                           accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

                  o materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

         o        there has occurred:

                  o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

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

                  o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

                  o        the commencement of a war, armed hostilities or other
                           international   or   national   crisis   directly  or
                           indirectly involving the United States;

                  o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

                  o any significant change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

                  o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

                  o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

                  o        any  decline  in  either  the  Dow  Jones  Industrial
                           Average or the Standard & Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on January 25, 2007; or

                  o        any   change   in   generally   accepted   accounting
                           principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

         o a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or may have a material adverse effect on us.

         The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our sole discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date, to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

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

SECTION 8.        PRICE RANGE OF OUR COMMON STOCK.

     Our common stock is quoted on the Nasdaq Capital Market under the trading symbol "BFLY" and on the Boston Stock Exchange under the trading symbol "BFL." The following table sets forth, for the periods indicated, the high and low bid prices per share of our common stock as reported by the Nasdaq Capital Market.

                                                          HIGH       LOW
                                                        --------   --------
     FISCAL 2004
          First Quarter                                 $   4.93   $   3.07
          Second Quarter                                $   3.44   $   1.92
          Third Quarter                                 $   2.30   $   1.40
          Fourth Quarter                                $   3.56   $   1.75

     FISCAL 2005
          First Quarter                                 $   2.34   $   1.22
          Second Quarter                                $   2.24   $   1.20
          Third Quarter                                 $   1.88   $   1.40
          Fourth Quarter                                $   1.87   $   0.97

     FISCAL 2006
          First Quarter                                 $   1.34   $   1.27
          Second Quarter                                $   1.91   $   1.57
          Third Quarter                                 $   1.20   $   1.15
          Fourth Quarter                                $   1.59   $   0.79

     FISCAL 2007
          First Quarter (through January 19, 2007)      $   1.17   $   1.12

         On January 22, the closing price per common share as reported by the Nasdaq Capital Market was $1.11.

         Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies like ours, and that have often been unrelated or disproportionate to the operating performance of these companies.

         WE RECOMMEND THAT YOU OBTAIN THE CURRENT MARKET PRICE OF OUR COMMON SHARES BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

SECTION 9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARDS AND DEFERRED STOCK UNIT AWARDS.

         CONSIDERATION.

         The number of shares of whole Restricted Stock or Deferred Stock Units to be granted in exchange for each eligible option will be determined based upon an exchange ratio applicable to that option. Each eligible employee and non-employee director will receive a Letter of Transmittal containing

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

an individual statement of options identifying the options held by the employee or non-employee director which have exercise prices greater than $1.50 and therefore are eligible for exchange and the specific exchange ratio that will apply to each such option.

         We will not issue any fractional shares of Restricted Stock or Deferred Stock Units. Accordingly, any exchange that would result in a fractional unit under the applicable exchange ratio will be rounded to the nearest whole number of unit (with 0.5 rounded up).

         As of January 22, 2007, options granted under the 2005 Plan, our Amended and Restated 1999 Stock Option Plan or our 2000 Stock Option Plan were issued and outstanding to purchase an aggregate of approximately 5,417,116 shares of Bluefly common stock, of which options having exercise prices greater than $1.50 per share and thus eligible for exchange in this offer were outstanding to purchase approximately 1,652,000 shares of our common stock at a weighted average exercise price of approximately $3.09 per share. The number of shares subject to options having exercise prices greater than $1.50 per share equal approximately 31% of the total number of shares of our common stock issued and outstanding as of December 31, 2006. If we receive and accept for exchange all such outstanding options having exercise prices greater than $1.50 per share, we will issue approximately 918,125 Replacement Awards, representing a number of shares equal to approximately 1% of total number of shares of our common stock issued and outstanding as of December 31, 2006. All of the shares subject to eligible options canceled under the offer will be added to the number of shares authorized under the 2005 Plan, and a portion of such shares shall be made available for issuance upon the settlement of Replacement Awards granted in the exchange program.

         TERMS OF THE REPLACEMENT AWARDS.

         The Replacement Awards issued pursuant to this offer will be issued under the 2005 Plan. For each Replacement Award granted in the offer, we and the participant will enter into an award agreement. As promptly as practicable after the grant date, we will send to each recipient of Replacement Awards in this offer a completed award agreement. The terms and conditions of the Replacement Awards will vary from the terms and conditions of the options tendered for exchange. You must sign and return the award agreement to be entitled to your Replacement Award. This agreement will be effective from and as of the grant date. The following description of the Replacement Awards to be granted under the 2005 Plan is a summary of the material terms of these awards.

         IMPORTANT NOTE: THE DESCRIPTION BELOW OF THE 2005 PLAN AND THE REPLACEMENT AWARDS TO BE GRANTED IN THIS OFFER IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE COMPLETE. ANY STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2005 PLAN AND THE APPLICABLE FORM OF AGREEMENT EVIDENCING THE REPLACEMENT AWARD. THESE DOCUMENTS HAVE BEEN INCLUDED AS EXHIBITS TO OUR TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (TO WHICH THIS DOCUMENT IS ALSO AN EXHIBIT).

         o General. The 2005 Plan was adopted by our Board of Directors in February 2005and approved by our stockholders on April 29, 2005. As of January 22, 2007, there were 5,417,116 shares of our common stock available for grant under the 2005 Plan. This number will be increased by up to 1,652,000 shares subject to eligible options canceled in this offer. A portion of the deferred stock unit award to Ms. Payner-Gregor and Mr. Barry described in Appendix C is subject to shareholder approval of certain amendments to the 2005 Plan including an increase in the number of authorized shares available for grant. The Company intends to seek shareholder approval of an increase in the number of authorized shares under the 2005 Plan at the next annual meeting of shareholders, which is expected to be in May 2007. The 2005 Plan permits the Compensation Committee of our Board of Directors to grant a variety of equity-based awards, including the Replacement Awards to be granted in this offer.

         o Purpose. The purpose of the 2005 Plan is to advance the interests of Bluefly and its stockholders by providing long-term performance incentives to those persons performing services for Bluefly and by motivating them to contribute to our management, growth and protection.

         o Administration. The 2005 Plan is generally administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the 2005 Plan, the Committee selects the individuals eligible to be granted awards under the 2005 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Committee has the authority to interpret the 2005 Plan and to make all other determinations relating to the 2005 Plan.

         o Nature of Restricted Stock. Each Restricted Stock Award consists of shares of Bluefly common stock that are issued to the participant at the time the award is granted. The 2005 Plan permits, and the applicable award agreement will provide, that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant's account. Under the terms of the Restricted Stock Awards to be issued in this offer, the shares of Restricted Stock will be held pursuant to the terms of an escrow arrangement established by the award agreement until the shares vest, if at all, at which time they will be released from the escrow arrangement and delivered to the participant. During the period in which the shares of Restricted Stock remain subject to the escrow arrangement, you will nevertheless have certain of rights of a Bluefly stockholder, including the right to vote the shares and, subject to the vesting of the Restricted Stock Award, receive any dividends we may pay. Such dividends will be set aside for you in escrow and paid once the Restricted Stock Award has vested. Between the date on which a Restricted Stock Award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although you will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of Restricted Stock.

         o Nature of Deferred Stock Units. Each Deferred Stock Unit is a right to receive a share of our common stock at a time specified in the applicable award agreement. You should be aware that Deferred Stock Units are merely bookkeeping entries, so that no actual shares of our common stock are issued when the Deferred Stock Units are granted. Under the terms of the Deferred Stock Unit Awards to be issued in this offer, shares of our common stock will be issued upon delivery of such shares, if at all. Between the date on which a Deferred Stock Unit Award is granted and the date on which Deferred Stock Units subject to the award vest, the value of the award will fluctuate based on the market price of our common stock. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted a Deferred Stock Unit Award or being issued shares of our common stock in settlement of the award.

         o Vesting. All shares of Restricted Stock received in exchange for eligible options will be subject to a new vesting schedule that will commence on the date on which the Restricted Stock Award is granted. We will grant Restricted Stock Awards promptly following the expiration of the offer in exchange for properly tendered options that were vested as of August 31, 2006. All Restricted Stock Awards issued in the offer will be unvested as of the grant date and will vest fully one year after the grant date, provided, however, if you make a Section 83(b) Election, then the restrictions on your Restricted Stock Award will lapse with respect to the number of shares needed to satisfy any tax withholding on the date that the Company receives your Section 83(b) Election. In order to vest in the

                  Restricted   Stock  Awards  granted  to  a  participant,   the
                  participant must remain employed by Bluefly on the applicable vesting date.

                  All Deferred Stock Units received in exchange for eligible options will be subject to a new vesting schedule that will commence on the date on which the Deferred Stock Unit is granted. We will grant Deferred Stock Units promptly following the expiration of the offer in exchange for properly tendered options that were not vested as of August 31, 2006. All Deferred Stock Unit Awards issued in the offer will be unvested as of the grant date and will require a minimum period of two years of employment for full vesting of the award. The length of the vesting schedule applicable to each Deferred Stock Unit will depend on the remaining vesting period of the option tendered in exchange for that Deferred Stock Unit Award as of the date it is canceled, as follows:

                   FINAL VESTING DATE OF ELIGIBLE        TOTAL VESTING PERIOD OF
                  OPTION AS OF DATE OF CANCELLATION       DEFERRED STOCK UNITS
                  ---------------------------------      -----------------------
                       Prior to August 31, 2007                 2 years
                     On or after August 31, 2007                3 years

         Deferred Stock Unit Awards will vest in substantially equal quarterly installments over the applicable vesting period, subject to the participant's continued employment with Bluefly.

         o Delivery of Common Shares. Upon vesting, shares of Restricted Stock previously issued to the participant will be released from an escrow arrangement and Deferred Stock Units will be settled, on a one-to-one basis, by issuance of shares of our common stock to the participant on the applicable Delivery Date (see Question 18).

         o Termination of Employment. In the event a participant in the offer ceases to be an employee or non-employee director of Bluefly at any time prior to the vesting of the participant's Replacement Award, all of such participant's Replacement Awards which are unvested at the time of termination of employment generally will be forfeited to Bluefly and canceled.

         o Transfer Restrictions. Until they have vested and have been settled in shares of our common stock, your Replacement Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

         o Voting and Dividend Rights. If you are granted shares of Restricted Stock, you will have the right to vote and, subject to the vesting of the Deferred Stock Unit Award, to receive any dividends we may pay with respect to such shares. Such dividends will be set aside for you in escrow and paid once the Restricted Stock has vested. If you are granted Deferred Stock Units, you will have no voting rights and the right to receive any dividends which may be declared with respect to shares of our common stock underlying the Deferred Stock Units in the form of additional Deferred Stock Units, will be subject to the same vesting, payment and other conditions as are the Deferred Stock Units to which such dividends relate.

         o Adjustments Upon Certain Events. Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by Bluefly, whether through merger, consolidation,
                  reorganization,       reincorporation,       recapitalization,
                  reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than shares of our common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of common stock, appropriate adjustments will be made in the number and kind of shares subject to Replacement Awards, as determined by the Committee, in its sole discretion.

         o Effect of a Change in Control of Bluefly. In the event of a change in control of Bluefly, your Restricted Stock will vest and be settled upon the change of control and the unvested portion of your Deferred Stock Unit Award will depend on whether the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement (see Question 25). If we are acquired by another company solely for cash and the successor company assumes or continues our obligations under your Deferred Stock Unit award agreement, the Deferred Stock Units Awards would continue to vest and be delivered according to your Deferred Stock Unit award agreement (see Questions 16 and 18), and your Deferred Stock Units would represent a right to receive upon vesting and/or delivery the cash you would have received had you been a Bluefly stockholder at the time of the acquisition. The Committee may (but is not obligated to) cancel outstanding vested (and unvested if the Committee so determines) Replacement Awards in exchange for payment of the value of the underlying shares in cash, stock of the company or the successor company or other property.

         o Amendment or Termination of the 2005 Plan. The Committee has the authority to amend, suspend or terminate the 2005 Plan at any time, provided that no such amendment, suspension or termination may adversely affect any then outstanding Replacement Awards or other awards under the 2005 Plan without the consent of the participant. However, the Committee may, in its sole and absolute discretion and without the consent of any participant, amend the 2005 Plan or any award agreement, including retroactively, as it deems necessary or advisable to conform the 2005 Plan or any award agreement to any applicable present or future law, regulation or rule.

         o Registration of Shares. The shares of Bluefly common stock underlying the Replacement Awards issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Bluefly, you will generally be able to sell the vested shares underlying the Restricted Stock Awards or delivered shares underlying the Deferred Stock Unit Awards you receive free of any transfer restrictions under applicable United States securities laws, although you will still be subject to the Company's securities trading policy for as long as you remain a Bluefly employee.

         o Tax Consequences. You should refer to Section 14 for a discussion of income tax consequences of the acquisition, holding and vesting of Restricted Stock and Deferred Stock Units, as well as the consequences of accepting the Restricted Stock and Deferred Stock Units under this offer. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction.

SECTION 10.       INFORMATION CONCERNING BLUEFLY, INC.

         General. Bluefly is incorporated in the State of Delaware. Our principal executive offices are located at 42 West 39th Street, New York, New York 10018, and our telephone number at that address is +1 (212) 944-8000.

         We are an online retailer of designer brands, fashion trends and superior value. During 2005, we offered over 37,000 different styles for sale in categories such as men's, women's and accessories as well as house and home accessories from over 350 brands at discounts up to 75% off retail value. We launched the Bluefly website in September 1998. Since its inception; www.bluefly.com has served over 785,000 customers and shipped to over 17 countries.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals and are not engaged in negotiations that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

         o any purchase, sale or transfer of a material amount of our assets;

         o any material change in our present dividend rate or policy, our indebtedness or capitalization;

         o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies;

         o any other material change in our corporate structure or business;

         o        our common  shares  being  delisted  from the  Nasdaq  Capital
                  Market;

         o        our  common  shares  becoming   eligible  for  termination  of
                  registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

         o        the suspension of our  obligation to file reports  pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934;

         o the acquisition by any person of any of our securities or the disposition of any of our securities; or

         o any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.

         Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 8 on pages 24, F-1 through F-6 and S-1 of Bluefly's Annual Report on Form 10-K, for its fiscal year ended December 31, 2005, and Item 1 on pages 3 through 8 of Bluefly's

Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2006, which are incorporated herein by reference. See Section 17.

                                                                     DECEMBER 31,
                                                             -----------------------------   SEPTEMBER 30,
                                                                 2005            2004            2006
                                                             -------------   -------------   -------------
                                                                        (audited)             (unaudited)
                                                                (in thousands, except per share data)
CONDENSED CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Current assets                                               $      29,837   $      23,455   $      50,477
Non-current assets                                                   3,208           2,086           2,930
Total assets                                                        33,045          25,541          53,407
Current liabilities                                                 11,936           9,413          14,699
Non-current liabilities                                              5,244           4,739              --
Total liabilities                                                   17,180          14,152          14,699
Total shareholders' equity                                          15,865          11,389          38,708


                                                                       YEARS ENDED                    NINE MONTHS ENDED
                                                                       DECEMBER 31,                     SEPTEMBER 30,
                                                             -------------------------------   -------------------------------
                                                                  2005             2004             2006             2005
                                                             --------------   --------------   --------------   --------------
                                                                         (audited)                      (unaudited)
                                                                           (in thousands, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS:
Net Sales                                                    $       58,811   $       43,799   $       49,991   $       37,576
Gross Profit                                                 $       22,995   $       16,406   $       19,996   $       14,111
Total Operating Expense                                              26,140           20,311           28,427           17,387
Operating loss                                                       (3,145)          (3,905)          (8,431)          (3,276)
Net loss                                                             (3,820)          (3,791)          (8,650)          (3,765)

Basic net loss per share                                     $        (0.54)  $        (0.55)  $        (0.23)  $        (0.48)
Diluted net loss per share                                   $        (0.54)  $        (0.55)  $        (0.23)  $        (0.48)

Shares used to compute basic net loss per share                  16,153,020       14,586,752       63,612,059       15,516,454
Shares used to compute diluted net loss per share                16,153,020       14,586,752       63,612,059       15,516,454

         For information regarding the accounting consequences of our offer, see
Section 12.

SECTION 11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to exchange as Appendix B, which is incorporated by reference herein. Ms. Payner-Gregor and Mr. Barry may not participate in this offer. The table below contains information with respect to the beneficial ownership of our common stock by those directors and executive officers who were beneficial owners of our common stock as of January 15, 2007.

COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of January 15, 2007, for (i) each of the Company's directors, (ii) the Company's Chief Executive Officer, its Chief Financial and Operating Officer and its two other executive officers who received total compensation from the Company in excess of $100,000 in the year 2005 (the "Named Executive Officers") and (iii) all directors and executive officers as a group.

                               NUMBER                            VESTED     UNVESTED    VESTED     UNVESTED      VESTED
                             OF SHARES                          OPTIONS     OPTIONS     OPTIONS     OPTIONS     OPTIONS
                            BENEFICIALLY               %         BELOW       BELOW      $1.51 -     $1.51 -     $2.00 -
NAME (1)                       OWNED                  (2)        $1.50       $1.50      $1.99       $1.99       $6.00
-------------------------   -------------          ---------   ---------   ---------   ---------   ---------   ---------
Patrick C. Barry                1,415,236 (3)            1.1%  1,140,271     159,729          --          --          --
Barry Erdos                        42,500 (4)              *      42,500          --          --          --          --
Michael Gross                          --                  *          --      15,000          --          --          --
Ann Jackson                        25,000 (5)              *      10,000          --      15,000          --          --
Alan Kane                          72,500 (6)              *      47,500          --          --          --      25,000
Martin Keane                      441,411 (7)              *     331,967      18,033       9,444      10,554      30,000
Bradford Matson                   202,777 (8)              *      38,888      61,112     155,554     244,446          --
Martin Miller                      52,000 (9)(10)          *      31,250          --          --          --      15,000
Neal Moszkowski (11)               42,500 (12)             *      31,250          --          --          --       7,500
Christopher G. McCann              35,000 (13)             *      35,000          --          --          --          --
Melissa Payner-Gregor             816,255 (14)             *     224,999     225,001          --          --          --
Alex Rafal                             --                  *          --      15,000          --          --          --
David Wassong (15)                 35,000 (16)             *      27,500          --       7,500          --          --
All directors and
 executive officers as
 a group (13 persons)           3,183,170 (17)           2.4%

                                                                       RSA        DSU
                                                                    ISSUABLE    ISSUABLE
                                                                       IN         IN
                             UNVESTED      VESTED       UNVESTED    EXCHANGE    EXCHANGE
                             OPTIONS      OPTIONS        OPTIONS     FOR ALL    FOR ALL
                             $2.00 -       ABOVE          ABOVE     ELIGIBLE    ELIGIBLE
NAME (1)                     $6.00        $6.00          $6.00      OPTIONS     OPTIONS
-------------------------   ---------    ---------     ---------   ----------   ---------
Patrick C. Barry                   --           --            --           --          --
Barry Erdos                        --           --            --           --          --
Michael Gross                      --           --            --           --          --
Ann Jackson                        --           --            --       10,000          --
Alan Kane                          --           --            --           --          --
Martin Keane                       --       70,000            --       41,389      10,278
Bradford Matson                    --           --            --       81,600     185,607
Martin Miller                      --        5,750            --        9,417          --
Neal Moszkowski(11)                --        3,750            --        5,000          --
Christopher G. McCann              --           --            --           --          --
Melissa Payner-Gregor              --           --            --           --          --
Alex Rafal                         --           --            --           --          --
David Wassong(15)                  --           --            --           --          --
All directors and
executive officers as
a group (13 persons)

----------
     *Less than 1%.

     (1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
     (2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
     (3) Includes (i) 1,140,271 shares of Common Stock issuable upon exercise of options granted under the Company's 1997, 2000 and 2005 Stock Option Plan (collectively the "Plans"), and (ii) 269,965 shares underlying restricted stock awards. Excludes 4,108,530 shares underlying deferred stock units, of which 4,062,693 are subject to shareholder approval of an amendment to the Company's 2005 Stock Incentive Plan.
     (4) Includes 42,500 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (5) Includes 25,000 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (6) Includes 72,500 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (7) Includes 441,411 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (8) Includes 202,777 shares of Common Stock issuable upon exercise of options granted under the Plans.

     (9) Includes 3,000 shares of Common Stock held by Madge Miller, the wife of Martin Miller, as to which Mr. Miller disclaims beneficial ownership.
     (10) Includes 52,000 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (11) Mr. Moszkowski's address is c/o, TowerBrook Capital Partners, L.P., 430 Park Avenue New York, New York, 10022.
     (12) Includes 42,500 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (13) Includes 32,500 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (14) Includes (i) 224,999 shares of Common Stock issuable upon exercise of options granted under the Plans that vest over three years and (ii) 591,256 shares underlying restricted stock awards. Excludes 4,328,736 shares underlying deferred stock units, of which 4,201,832 are subject to shareholder approval of an amendment to the Company's 2005 Stock Incentive Plan.
     (15) Mr. Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 33rd floor, New York, New York 10106.
     (16) Includes 35,000 shares of Common Stock issuable upon exercise of options granted under the Plans.
     (17) Includes 2,313,958 shares of Common Stock issuable upon exercise of options issued under the Plans.

         Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of Bluefly, neither Bluefly nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase Bluefly common stock or in shares of Bluefly common stock during the 60 days prior to January 15, 2007.

         Except as described in this offer to exchange and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 12. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options that we acquire through the offer will be canceled, and all of the shares subject to those options will be returned to the pool of shares available for the grant, including grants pursuant to this offer of Replacement Awards under the 2005 Plan. To the extent that the number of shares subject to options canceled pursuant to the offer exceeds the number of shares subject to the Replacement Awards to be granted in connection with the offer, the excess shares will be returned to the 2005 Plan or otherwise made available for the future grant of equity-based awards.

         We  will  record  a  compensation   expense  in  connection   with  the
Replacement Awards equal to the fair market value of the underlying shares of our common stock on the date of grant of the Replacement Awards reduced by the amount which has already been expensed for any tendered options exchanged for Replacement Awards. This compensation expense will be recognized over the applicable vesting periods.

SECTION 13.       LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or Replacement Awards as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue Replacement Awards is subject to the conditions described in Section 7.

SECTION 14.       MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of option holders.

         If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss the consequences to you of participating in the offer.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         Option Exchange and Grant of Restricted Stock and/or Deferred Stock Units. We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving either a restricted stock award or a deferred stock unit award in exchange for your eligible options if you are subject to U.S. income taxation. However, if you voluntarily file a Section 83(b) Election, you will become subject to U.S. income taxation on the date that we receive your valid Section 83(b) Election, such tax will be determined based on the value of your Restricted Stock Award on the date of grant.

         Taxation of Restricted Stock. A U.S. employee or director who timely files a Section 83(b) Election will recognize ordinary income in an amount equal to the fair market value of such shares on the date they are transferred to such U.S. employee or director. Such election must be made no later than 30 days after the date on which the Restricted Stock Awards are transferred. If you do not file a Section 83(b) Election, you will recognize ordinary income equal to the fair market value of the shares as such shares vest. You must make appropriate arrangements to satisfy any withholding taxes due upon the inclusion of the value of the Restricted Stock Award in ordinary income. Please note, income tax withholding may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the Restricted Stock Award.

         We will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Capital Market on the vesting or grant date, as applicable, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your Restricted Stock Award.

         Vesting of Deferred Stock Units. When your Deferred Stock Unit Award vests, you may become subject to employment taxes (but not income taxes) on such portion of your award.

         Delivery of Deferred Stock Units. You will generally recognize ordinary income equal to the fair market value of the shares that are delivered. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Capital Market on the applicable delivery date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your delivered deferred stock units.

         Subsequent Sale of Shares. Your tax basis in the shares granted to you will be equal to the fair market value on the date of grant, if you make a
Section  83(b)  Election  (or on the  vesting  date if you do not timely  file a
Section 83(b) Election), or delivery, as applicable, (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the date on which the shares are valued for the purposes of federal income tax. Your subsequent disposition of the stock
(including to satisfy any applicable withholding obligation through Net Delivery) will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of shares of common stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

         Tax Withholding. As of the date the employee timely files a Section 83(b) Election, in the case of a Restricted Stock Award (or on the vesting date if the employee does not timely file a Section 83(b) Election), and on the delivery date, in the case of a Deferred Stock Unit Award, you will be required to recognize taxable income for federal tax purposes. Employment taxes (including, without limitation, Social Security and Medicare), in the case of a Restricted Stock Award, will become due at the same time income is recognized for federal income tax purposes; however, in the case of a Deferred Stock Unit Award, employment taxes will become due on the applicable vesting date, if different from the delivery date. At the time of such taxable event, we will have an income and employment tax (e.g., Social Security and Medicare) withholding obligation with respect to that income for employees. Generally, non-employee directors will not be subject to tax withholding.

         This ordinary income resulting from the grant, vesting or delivery of your shares, as applicable, will be reflected on your year-end Form W-2 or Form 1099 reported to the Internal Revenue Service. Income tax withholding, if any, may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock and/or deferred stock unit award.

         As a condition to either the vesting of shares of common stock with respect to your Restricted Stock Award or our delivery or vesting of shares of common stock with respect to your Deferred Stock Unit Award, you must make arrangements with us to satisfy these tax withholding obligations. Generally, non-employee directors will not be subject to tax withholding.

         As of the date the employee timely files a Section 83(b) Election, in the case of a Restricted Stock Award (or on the vesting date if the employee or director does not timely file a Section 83(b) Election), and on the delivery date, in the case of a Deferred Stock Unit Award, employees will recognize taxable income for federal tax purposes. Employment taxes (including Social Security and Medicare), in the case of a Restricted Stock Award, will become due at the same time income is recognized for federal income tax purposes; however, in the case of a Deferred Stock Unit Award, employment taxes will become due on the applicable vesting date, if different from the delivery date. This means that we will have an obligation to withhold applicable income and employment taxes required by federal, state, local or foreign law to be withheld at such time or times. Until you have satisfied the applicable tax withholding requirements, we will have no obligation to release shares to you. Generally, non-employee directors will not be subject to tax withholding.

         An employee must satisfy applicable income and employment tax obligations on the employee's Restricted Stock Award at the time the Company receives the employee's Section 83(b) Election (or on the vesting date if the employee does not timely file a Section 83(b) Election. In order to satisfy the tax obligation, the Company will withhold shares from your Restricted Stock Award necessary to satisfy such withholding on the applicable date, provided you so elect on the Tax Withholding Election Form, a form of which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. We refer to this withholding election as "Net Delivery." Any such shares withheld on a Net Delivery basis will no longer be subject to forfeiture; thus, even if you forfeit your Restricted Stock Award you will not be required to repay the Company for the tax withheld from your Restricted Stock Award. Also please be aware if you elect Net Delivery and you make a Section 83(b) Election which the Company receives after the grant date, you may be incur a capital gain or capital loss upon the disposition of the shares so withheld, depending on the difference in the price of our Common Stock on such dates. The Company will not withhold the amount of any capital gain tax due.

         Additionally, with respect to Restricted Stock Awards, an employee may satisfy such obligation on the applicable dates by selecting one of the two alternatives set forth in the following paragraph. Please note, income tax withholding may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the Restricted Stock Award.

         With respect to Deferred Stock Unit Awards and Restricted Stock Awards, we are offering you two alternatives to satisfy your applicable income tax obligations that arise upon the delivery date of shares in your award. Please note, income tax withholding may be insufficient to cover your final income tax liability (with regard to federal, state and local taxes) with respect to the shares delivered to you. The alternatives for employees are as follows:

         o You may elect to sell a portion of your vested shares on the delivery date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, AST Equity Plan Solutions will automatically sell on the delivery date (or on the next business day if the applicable date is not a day on which the markets are open for trading), the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us. If you make this election and are an executive officer, you must make separate arrangements to do so through your personal securities broker.

         o You may elect to pay us, on or before the third business day following the delivery date of the Deferred Stock Units, the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling such vested or delivered shares in your AST Equity Plan Solutions account until we have received your check.

You will be required to make a separate election for each Deferred Stock Unit Award or Restricted Stock Award, as applicable, that you receive in the exchange program at the time you receive your applicable agreement(s). This election will be made by submitting to us a Tax Withholding Election Form, a form of which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each applicable date on which your award would be subject to taxation. However, if you elect to sell vested shares in accordance with the first alternative described above during a period in which you are permitted to trade in Company securities under our securities trading policies, you may change this election for any applicable vesting or Delivery Date by notifying us in writing at least 30 days prior to such date that you wish to pay the required withholding taxes by delivering a personal check in accordance with the second alternative above. This election can be made by mailing or faxing to us a form we will provide for this purpose. If you have elected to sell delivered shares to pay withholding taxes and do not notify us in writing at least 30 days prior to the applicable delivery date that you wish to pay by check, or if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the third business day following the applicable delivery date, we will be authorized to instruct AST Equity Plan Solutions to sell on your behalf a number of delivered shares as described in the first alternative above sufficient to satisfy your entire income and employment tax obligation.

         If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies. A written trading plan is an agreement between you and AST Equity Plan Solutions that directs AST Equity Plan Solutions to sell on each applicable date (or the next business day thereafter) a specified number of shares which have been delivered under a Deferred Stock Unit Award (or vested under a Restricted Stock Award). The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment, if any, withholding tax obligation arising on the applicable date. You must establish your trading plan at a time when you are otherwise permitted to trade in Company securities under our securities trading policies. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your Replacement Award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. Insider employees who elect to sell delivered or vested shares to satisfy their income and employment, if any, tax withholding obligations will not be permitted to change this election in order to pay such required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on an applicable vesting or delivery date (or the next business day thereafter), we will withhold, in the manner described below, shares that would otherwise be released to you on the applicable date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the applicable date, an amount sufficient to satisfy any unsatisfied portion of your income and employment tax withholding obligation unless you pay such amount to us by personal check.

         In addition to the methods described above, we may, at our discretion, permit or require satisfaction of any income and employment tax withholding requirements by withholding from the number of shares of our common stock delivered under your Deferred Stock Unit Award or vested under a Restricted Stock Award, a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested or delivered by the combined minimum statutory income and employment tax withholding rates applicable to you. You would be required to pay by personal check any additional required withholding income and employment tax related to a fractional share. Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the delivery or vesting date an amount sufficient to satisfy any unsatisfied portion of your required income and employment tax withholding.

         If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will authorize us to instruct AST Equity Plan Solutions to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

SECTION 15.       EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 7 ("Conditions of the Offer") of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to eligible employees and non-employee directors or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the Conditions of the Offer by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in
Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform eligible employees and non-employee directors of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

         o we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

         o we change the type of options eligible to be tendered for exchange in the offer; or

         o we increase the number of options eligible to be tendered for exchange in the offer such that the shares of common stock underlying the increased options exceed 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

SECTION 16.       FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

SECTION 17.       ADDITIONAL INFORMATION.

         With respect to the offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Letter of Transmittal and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

         o our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, filed with the Commission on February 28, 2006;

         o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the Commission on May 11, 2006, August 4, 2006 and November 14, 2006, respectively;

         o our Current Reports on Form 8-K filed with the Commission since December 31, 2005;

         o our Form S-8 registration statements (and related filed post-effective amendments) registering shares to be issued under our 2005 Stock Incentive Plan, 2000 Stock Option Plan and Amended and Restated 1997 Stock Option Plan filed with the Commission on May 3, 2005, January 8, 2001 and April 12, 1999, respectively;

         o our definitive proxy statement for our 2006 annual meeting of stockholders, filed with the Commission on June 4, 2006; and

         o the description of our common stock included in our registration statement on Form 8-A filed with the Commission on April 22, 1997, including any amendments or reports filed for the purpose of updating such description;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange
Commission's   public  reference  room  in

Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission's website at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq Capital Market under the symbol "BFLY," and our filings with the Commission can also be read at the offices of the Nasdaq Capital Market.

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to Kara Jenny, Bluefly, Inc., 42 West 39th Street, New York, New York 10018 or sending an e-mail to optionsexchange@bluefly.com.

         As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about the Company should be read together with the information contained in the documents to which we have referred you.

SECTION 18.       FORWARD-LOOKING STATEMENTS.

         Our reports filed with the Commission referred to above include forward-looking statements which reflect the Company's views as of the time of the filing of the respective reports with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the following:

         o        Our history of losses and anticipated future losses.

         o        The success of our advertising campaign.

         o Risks associated with Soros, Maverick and Prentice each owning a significant portion of our stock.

         o The potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately.

         o        Unexpected changes in fashion trends.

         o        Cyclical variations in the apparel and e-commerce markets.

         o The risk of default by us under our existing credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under the credit facility agreement.

         o The risks of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries.

         o The dependence on third parties and certain relationships for certain services, including our dependence on U.P.S. (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers.

         o        Online commerce security risks.

         o        Management of potential growth.

         o The risks related to brand owners' efforts to limit our ability to purchase products indirectly.

         o The competitive nature of our business and the potential for competitors with greater resources to enter the business.

         o        The availability of merchandise.

         o        The need to further establish brand name recognition.

         o Risks associated with our ability to handle increased traffic and/or continued improvements to our website.

         o        Rising return rates.

         o        Dependence upon executive personnel.

         o        The successful hiring and retention of new personnel.

         o        Risks associated with expanding our operations.

         o        Risks  associated  with  potential   infringement  of  other's
                  intellectual property.

         o        The potential inability to protect our intellectual property.

         o        Government regulation and legal uncertainties.

         o Uncertainties relating to the imposition of sales tax on Internet sales.

         o Other factors referenced in this offer and discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

         When considering forward-looking statements, you should keep in mind the foregoing risk factors and other cautionary statements in such filings. Should one or more of the risks and uncertainties described above or elsewhere in these filings occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement herein, except as otherwise required by applicable federal securities laws.

         All  forward-looking   statements  attributable  to  us  are  expressly
qualified in their entirety by this cautionary statement.

January 25, 2007                                                   Bluefly, Inc.

                                   APPENDIX A

                           SCHEDULE OF EXCHANGE RATIOS

                    EXERCISE PRICE            EXCHANGE RATIO
                    --------------            --------------
                    $1.50 or less               Ineligible
                    $1.51 to $1.99                 1.5
                    $2.00 to $6.00                 2.0
                    $6.01 or more                  3.0

                                   APPENDIX B

             INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                                  BLUEFLY, INC.

         The directors and executive officers of Bluefly, Inc., their positions and offices as of January 25, 2007 are set forth in the following table:

NAME                         POSITIONS AND OFFICES HELD
---------------------        ---------------------------------------------------
Melissa Payner-Gregor        Chief Executive Officer and President, Director

Patrick C. Barry             Chief Financial Officer and Chief Operating Officer

Bradford Matson              Chief Marketing Officer

Martin Keane                 Senior Vice President of E-Commerce

Barry Erdos                  Director

Michael J. Gross             Director

Ann Jackson                  Director

Alan Kane                    Director

Christopher G. McCann        Director

Martin Miller                Director

Neal Moszkowski              Director

Alex Rafal                   Director

David Wassong                Director

         The address of each director and executive officer is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018. The telephone number for each director and executive officer is +1 (212) 944-8000.

                                   APPENDIX C

                            SUMMARY OF THE EXCHANGES
                                       OF
                   MELISSA PAYNER-GREGOR AND PATRICK C. BARRY

         Ms. Payner-Gregor was granted (i) a restricted stock award under our 2005 Plan for 591,256 shares of our common stock, plus a cash bonus of approximately $394,686 intended to compensate her for the income taxes payable on such restricted stock award, in exchange for Ms. Payner-Gregor forfeiting her right to certain fully vested and out-of-the-money stock options that would have been exercisable to purchase an aggregate of 1,665,220 shares of common stock,
(ii) a deferred stock unit award under the 2005 Plan for and representing 126,904 underlying shares of common stock, in exchange for Ms. Payner-Gregor forfeiting her right to certain unvested and out-of-the-money stock options that would have been exercisable to purchase an aggregate of 234,780 shares of common stock, and (iii) subject to the approval of our stockholders of certain amendments to the 2005 Plan, a deferred stock unit award under the Plan for and representing 4,201,832 shares of common stock.

         Mr. Barry was granted (i) a restricted stock award under the 2005 Plan for 269,965 shares of common stock, plus a cash bonus of approximately $123,204 intended to compensate him for the income taxes payable on such restricted stock award, in exchange for Mr. Barry forfeiting his right to certain fully vested and out-of-the-money stock options that would have been exercisable to purchase an aggregate of 853,238 shares of common stock, (ii) a deferred stock unit award under the 2005 Plan for and representing 45,837 underlying shares of common stock, in exchange for Mr. Barry forfeiting his right to certain unvested and out-of-the-money stock options that would have been exercisable to purchase an aggregate of 91,674 shares of common stock, and (iii) subject to the approval of our stockholders of certain amendments to the Plan, a deferred stock unit award under the Plan for and representing 4,062,692 shares of common stock.

         The equity awards granted to Ms. Payner-Gregor and Mr. Barry, together with stock options previously granted to each of Ms. Payner-Gregor and Mr. Barry, each represent approximately 4% of the Company's equity, inclusive of management equity awards and stock options. The restricted stock awards granted to Ms. Payner-Gregor and Mr. Barry shall vest in full on January 1, 2007. A portion of the deferred stock unit awards granted to Ms. Payner-Gregor and Mr. Barry vest over a one-year period, with the remainder vesting over either a two- or three-year period. In the event of a change of control (as defined in the each of the employment agreements of Ms. Payner-Gregor and Mr. Barry), any unvested stock options, restricted stock awards and 50% of any deferred stock unit awards granted to each of Ms. Payner-Gregor and Mr. Barry which are outstanding as of the date of the change of control and have not yet vested (the "COC Unvested DSUs") shall be deemed fully vested as of the date of the change of control. The remaining one-half of the COC Unvested DSUs shall vest on the earliest to occur of: (a) the scheduled vesting date and (b) twelve (12) months from the date of the change of control.